Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

FIRST AMENDMENT, dated as of April 29, 2005 (this “Amendment”), to that certain Credit Agreement, dated as of April 30, 2004 (the “Credit Agreement”), by and among Hospira, Inc., a Delaware corporation (the “Borrower”), the banks and financial institutions listed on the signature pages hereof (collectively, the “Lenders”), Citigroup Global Markets Inc., ABN AMRO Incorporated and Morgan Stanley Senior Funding, Inc. (“MSSF”) as joint lead bookrunners and joint lead arrangers, ABN AMRO Bank N.V. and MSSF as joint syndication agents, JPMorgan Chase Bank, N.A. and Bank of America, N.A. as co-documentation agents and Citicorp North America, Inc. as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS

WHEREAS, the Borrower has requested that the Requisite Lenders agree to amend the Credit Agreement as set forth below; and

WHEREAS, subject to the terms and conditions of this Amendment, the Requisite Lenders have agreed to amend the Credit Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties hereby agree as follows:

SECTION 1.                                Defined Terms.  Except as otherwise defined in this Amendment, terms defined in the Credit Agreement are used herein as used therein.

SECTION 2.                                Amendments to Credit Agreement.  Effective as of the date hereof, subject to the satisfaction of the conditions precedent set forth in Section 3 of this Amendment, the Credit Agreement is hereby amended in its entirety as set forth in Exhibit A hereto.

SECTION 3.                                Conditions Precedent to Effectiveness of this Amendment.  This Amendment shall be effective on the date on which all of the following conditions precedent have been satisfied or waived:

(a)                                  The Administrative Agent shall have received a counterpart of this Amendment, executed and delivered by a duly authorized officer of each of (i) the Borrower and (ii) each of the Lenders constituting the Requisite Lenders;

(b)                                 The Borrower shall have paid all fees and expenses of the Administrative Agent, including the reasonable fees and expenses of counsel to the Administrative Agent; and

(c)                                  After giving effect to the Amendment, no Potential Event of Default or Event of Default shall have occurred and be continuing.

SECTION 4.                                Representations and Warranties.

(a)                                  Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents are true, correct and complete in all material respects on and as of the date hereof as if made as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects as of such earlier date; provided that each reference to the Credit Agreement therein shall be deemed to be a reference to the Credit Agreement after giving effect to this Amendment.

(b)                                 After giving effect to this Amendment, no Potential Event of Default or Event of Default shall have occurred and be continuing.

SECTION 5.  Effect on the Loan Documents.

(a)                                  Except as specifically amended above, the Credit Agreement and all other Loan Documents shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(b)                                 The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

(c)                                  This Amendment is a Loan Document executed pursuant to the Credit Agreement and shall be construed, administered and applied in accordance with all of the terms and provisions of the Credit Agreement.

SECTION 6.                                Expenses.  The Borrower agrees to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with this Amendment, any other documents prepared in connection herewith and the transaction contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

SECTION 7.                                No Waiver, Cumulative Remedies.  No failure or delay or course of dealing on the part of the Lenders or the Administrative Agent in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.  The rights, powers and remedies herein expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Lenders or the Administrative Agent would otherwise have.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Lenders to any other or further action in any circumstances without notice or demand.

SECTION 8.                                Severability.  In case any provision in or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

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SECTION 9.                                Applicable Law.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 10.                          Execution in Counterparts; Effectiveness of Facsimile.  This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery to the Administrative Agent of an executed counterpart hereof (or a signature page hereto) by facsimile shall be effective as delivery of an original executed counterpart hereof.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

HOSPIRA, INC.

By:	/s/ Lori. O. Carlson
Name: Lori O. Carlson
Title: Corporate Vice President and Treasurer

Notice Address:

275 N. Field Drive
Lake Forest, Il 60045
Attention: Lori O. Carlson
Tel: (224) 212-2668
Fax: (224) 212-3284
email: lori.carlson@hospira.com

CITICORP NORTH AMERICA, INC.,
as Lender and Administrative Agent

By:	/s/ Wajeeh Faheem
Name: Wajeeh Faheem
Title: Vice President

Notice Address:

390 Greenwich Street
New York, NY 10013
Attention: William E. Clark
Tel: (212) 816-8183
Fax: (212) 816-8051
email: william.e.clark@citigroup.com

CITIGROUP GLOBAL MARKETS INC.,
as Joint Lead Bookrunner and Joint Lead Arranger

By:	/s/ Wajeeh Faheem
Name: Wajeeh Faheem
Title: Attorney in Fact

Notice Address:

390 Greenwich Street
New York, NY 10013
Attention: William E. Clark
Tel: (212) 816-8183
Fax: (212) 816-8051
email: william.e.clark@citigroup.com

ABN AMRO INCORPORATED,
as Joint Lead Bookrunner and Joint Lead Arranger

By:	/s/ Linda Boardman
Name: Linda Boardman
Title: Vice President and Director

Notice Address:

c/o ABN AMRO Bank N.V.
208 South LaSalle Street, Suite 1500
Chicago, IL 60604-1003
Attention: Loan Administration
Tel: (312) 992-5250
Fax: (312) 992-5155
email:

ABN AMRO BANK N.V., as Lender and Joint Syndication Agent

By:	/s/ Eric Oppenheimer
Name: Eric Oppenheimer
Title: Director

By:	/s/ Kevin LeGallo
Name: Kevin LeGallo
Title: Assistant Vice President

Notice Address:

208 South LaSalle Street, Suite 1500
Chicago, IL 60604-1003
Attention: Loan Administration
Tel: (312) 992-5250
Fax: (312) 992-5155
email:

MORGAN STANLEY SENIOR FUNDING, INC., as Joint Lead Bookrunner, Joint Lead Arranger and Joint Syndication Agent

By:	/s/ Jaap L. Tonckens
Name: Jaap L. Tonckens
Title: Vice President

Notice Address:

1633 Broadway, 25th Floor
New York, NY 10019
Attention: James Morgan/Larry Benison
Tel: (212) 537-1470 / (212) 537-1439
Fax: (212) 537-1867 / 1866
email:

MORGAN STANLEY BANK, as Lender

By:	/s/ Jaap L. Tonckens
Name: Jaap L. Tonckens
Title: Vice President

Notice Address:

1633 Broadway, 25th Floor
New York, NY 10019
Attention: James Morgan/Larry Benison
Tel: (212) 537-1470 / (212) 537-1439
Fax: (212) 537-1867 / 1866
email:

JPMORGAN CHASE BANK, N.A., as Lender and Co-Documentation Agent

By:
Name: Diane Faunda
Title: Director

Notice Address:

1 Bank One Plaza, Mail Code IL 1-0010
Chicago, IL 60670
Attention: William Laird
Tel: (312) 385-7045
Fax: (312) 385-7098
email: william_laird@bankone.com

BANK OF AMERICA, N.A., as Lender and Co- Documentation Agent

By:	/s/ B. Kenneth Burton, Jr.
Name: B. Kenneth Burton, Jr.
Title: Vice President

Notice Address:

1850 Gateway Blvd.
Concord, CA 94520-3282
Attention: Pamela S. Greer-Tillman
Tel: (925) 675-8453
Fax: (888) 969-2786
email:

BANK OF MONTREAL, as Lender

By:	/s/ Joseph W. Linder
Name: Joseph W. Linder
Title: Vice President

Notice Address:

115 South LaSalle Street, 12 West
Chicago, IL 60603
Attention: Joseph W. Linder
Tel: (312) 750-3784
Fax: (312) 750-6057
email: joseph.linder@bmo.com

BANK OF MONTREAL IRELAND PLC, as Lender with respect to LIBOR Rate Loans in Euros

By:	/s/ Eric Lindstrom
Name: Eric Lindstrom
Title: General Manager

Notice Address:

4th Floor Segrave House
19/20 Earlsfort Terrace
Dublin 2, IRELAND
Attention: Eric Lindstrom
Tel: 353-1-662-9300
Fax: 353-1-662-9301
email: eric.lindstrom@bmo.com

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THE BANK OF TOKYO-MITSUBISHI, LTD., CHICAGO BRANCH, as Lender

By:	/s/ Kazuya Matsushita
Name: Kazuya Matsushita
Title: General Manager

Notice Address:

The Bank of Tokyo-Mitsubishi, Ltd.
Chicago Branch
227 W. Monroe St., Suite 2300
Chicago, IL 60606
Attention: Corporate Banking—Ms. Diane Tkach
Tel: (312) 696-4663
Fax: (312) 696-4535
email: dtkach@btmna.com

BNP PARIBAS, as Lender

By:	/s/ Wendy Breuder
Name: Wendy Breuder
Title: Managing Director

By:	/s/ Christopher S. Grumboski
Name: Christopher S. Grumboski
Title: Director

Notice Address:

919 Third Avenue
3rd Floor
New York, NY 10022
Attention: Gabriel Candamo
Tel: (212) 471-6626
Fax: (212) 471-6695
email:

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES, as Lender

By:	/s/ Graham A. Warning
Name: Graham A. Warning
Title: Assistant Vice President

By:	/s/ John Marlatt
Name: John Marlatt
Title: Senior Vice President

Notice Address:

20 South Clark Street
Suite 2700
Chicago, Il 60603
Attention: John Marlatt
Tel: (312) 795-1625
Fax: (312) 236-2827
email: jmarlatt@cbkna.com

SUNTRUST BANK, as Lender

By:	/s/ W. Brooks Hubbard
Name: W. Brooks Hubbard
Title: Director

Notice Address:

200 South Orange Avenue, MC 1108
Orlando, FL 32801
Attention: Arnette Delaine
Tel: (407) 237-2436
Fax: (407) 237-5342
email:

WACHOVIA BANK, N.A., as Lender

By:	/s/ James Travagline
Name: James Travagline
Title: Vice President

Notice Address:

201 South College Street CP9, NC 1183
Charlotte, NC 28288
Attention: Dianne Taylor
Tel: (704) 715-1876
Fax: (704) 715-0094
email:

THE NORTHERN TRUST COMPANY, as Lender

By:	/s/ David C. Fisher
Name: David C. Fisher
Title: Vice President

Notice Address:

50 South LaSalle Street
Chicago, IL 60675
Attention: Linda Honda
Tel: (312) 444-3532
Fax: (312) 630-1566
email:

EXHIBIT A

A-1

EXHIBIT A

$375,000,000

CREDIT AGREEMENT AND GUARANTY

dated as of April 30, 2004,

as amended as of April 29, 2005

among

HOSPIRA, INC.,

as the Borrower and the Guarantor,

THE SUBSIDIARY BORROWERS

FROM TIME TO TIME PARTY HERETO,

THE BANKS AND FINANCIAL INSTITUTIONS LISTED HEREIN,

as Lenders,

CITIGROUP GLOBAL MARKETS INC.,

ABN AMRO INCORPORATED,

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Lead Bookunners and Joint Lead Arrangers,

ABN AMRO BANK N.V.,

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Syndication Agents,

BANK ONE, NA

and

BANK OF AMERICA, N.A.,

as Co-Documentation Agents

and

CITICORP NORTH AMERICA, INC.,

as Administrative Agent

CREDIT AGREEMENT

TABLE OF CONTENTS

SECTION 1. DEFINITIONS

1.1	Certain Defined Terms
1.2	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement
1.3	Other Definitional Provisions and Rules of Construction

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS AND LOANS

2.1	Commitment; Making of Revolving Loan; Letters of Credit
2.2	Issuance of Letters of Credit and Purchase of Participations Therein
2.3	Pro Rata Shares; Availability of Funds; UCP
2.4	The Register; Evidence of Debt; Revolving Loan Notes
2.5	Interest on the Revolving Loans
2.6	Fees
2.7	Provisions Regarding Payments
2.8	Increased Costs; Taxes
2.9	Special Provisions Governing LIBOR Rate Loans
2.10	Matters Relating to Currency Exchange Rates and Conversion of Amounts to Alternative Currencies
2.11	Defaulting Lenders
2.12	Removal or Replacement of a Lender
2.13	Mitigation

SECTION 3. CONDITIONS PRECEDENT

3.1	Conditions to Effectiveness
3.2	Conditions Precedent to each Credit Extension

SECTION 4. REPRESENTATIONS AND WARRANTIES

4.1	Organization, Powers, Qualification, Good Standing, Business and Subsidiaries
4.2	Authorization of Borrowing, etc
4.3	Valid Issuance of Securities
4.4	Financial Condition
4.5	No Material Adverse Change; No Restricted Payments
4.6	Indebtedness
4.7	Title to Properties; Liens
4.8	Intellectual Property Matters
4.9	No Litigation; Compliance with Laws
4.10	Payment of Taxes
4.11	Employee Matters
4.12	No Default

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4.13	Governmental Regulation
4.14	Securities Activities
4.15	Employee Benefit Plans
4.16	Certain Fees
4.17	Environmental Protection
4.18	Solvency
4.19	Pari Passu
4.20	Restrictions
4.21	Related Agreements
4.22	Disclosure

SECTION 5. AFFIRMATIVE COVENANTS

5.1	Financial Statements and Other Reports
5.2	Books and Records; Lenders Meetings
5.3	Existence
5.4	Insurance
5.5	Payment of Taxes and Claims
5.6	Payment and Performance of Obligations
5.7	Maintenance of Properties
5.8	Compliance with Laws
5.9	Use of Proceeds
5.10	Ownership of Subsidiary Borrowers
5.11	Claims Pari Passu
5.12	Further Assurances

SECTION 6. NEGATIVE COVENANTS

6.1	Liens
6.2	Indebtedness
6.3	Acquisitions
6.4	Restrictions on Subsidiary Distributions
6.5	Restricted Payments
6.6	Restriction on Fundamental Changes; Sales of Assets
6.7	[Reserved.]
6.8	Conduct of Business
6.9	Accounting Changes; Fiscal Year
6.10	Other Indebtedness
6.11	Transactions with Shareholders and Affiliates
6.12	[Reserved.]
6.13	[Reserved.]
6.14	Financial Covenants
6.15	Interest Rate Agreements and Currency Agreements

SECTION 7. GUARANTY

7.1	Guaranty of the Obligations
7.2	Payment by the Borrower
7.3	Liability of Guarantor Absolute
7.4	Waivers by Guarantor

7.5	Guarantor’s Rights of Subrogation, Contribution, etc
7.6	Subordination of Other Obligations
7.7	Continuing Guaranty
7.8	Authority of Credit Parties
7.9	Financial Condition of Credit Parties
7.10	Bankruptcy, etc

SECTION 8. EVENTS OF DEFAULT

8.1	Failure to Make Payments When Due
8.2	Default in Other Agreements
8.3	Breach of Certain Covenants
8.4	Breach of Representation or Warranty
8.5	Other Defaults Under Loan Documents
8.6	Involuntary Bankruptcy; Appointment of Receiver, etc
8.7	Voluntary Bankruptcy; Appointment of Receiver, etc
8.8	Judgments and Attachments
8.9	Dissolution
8.10	Employee Benefit Plans
8.11	Change in Control
8.12	Repudiation of Obligations

SECTION 9. MISCELLANEOUS

9.1	Assignments and Participations in Loans and Letters of Credit
9.2	Expenses
9.3	Indemnity
9.4	Exception for Subsidiary Borrowers
9.5	Set-Off
9.6	Amendments and Waivers
9.7	Independence of Covenants
9.8	Notices
9.9	Survival of Representations, Warranties and Agreements
9.10	Failure or Indulgence Not Waiver; Remedies Cumulative
9.11	Marshalling; Payments Set Aside
9.12	Severability
9.13	Headings
9.14	Applicable Law
9.15	Successors and Assigns
9.16	Consent to Jurisdiction and Service of Process
9.17	Waiver of Jury Trial
9.18	Confidentiality
9.19	Ratable Sharing
9.20	Counterparts; Effectiveness
9.21	Obligations Several; Independent Nature of Lenders’ Rights
9.22	Usury Savings Clause
9.23	Judgment Currency

SECTION 10. AGENTS

10.1	Appointment
10.2	Powers and Duties; General Immunity
10.3	Representations and Warranties; No Responsibility For Appraisal of Creditworthiness
10.4	Right to Indemnity
10.5	Successor Administrative Agent
10.6	Agents Under Guaranty
10.7	Acknowledgment of Potential Related Transactions

SECTION 11. JOINDER OF SUBSIDIARY BORROWERS

EXHIBITS

I	FORM OF NOTICE OF BORROWING
II	FORM OF CONVERSION/CONTINUATION NOTICE
III	FORM OF REVOLVING LOAN NOTE
IV	FORM OF CERTIFICATE RE NON-BANK STATUS
V	FORM OF FINANCIAL CONDITION CERTIFICATE
VI	FORM OF ASSIGNMENT AGREEMENT
VII	FORM OF ISSUANCE NOTICE
VIII	FORM OF SECRETARY’S CERTIFICATE
IX	FORM OF OFFICER’S CERTIFICATE
X	FORM OF JOINDER AGREEMENT

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SCHEDULES

2.1A	LENDERS’ COMMITMENTS AND PRO RATA SHARES
4.1C	SUBSIDIARIES
4.6	INDEBTEDNESS
6.1	LIENS
6.3	INVESTMENTS
6.6	POTENTIAL REAL ESTATE SALES
6.12	TRANSACTIONS WITH AFFILIATES

US$375 Million Revolving Credit Facility

CREDIT AGREEMENT AND GUARANTY

This CREDIT AGREEMENT AND GUARANTY is dated as of April 30, 2004 and entered into by and among Hospira, Inc., a Delaware corporation (the “Borrower”), the Subsidiary Borrowers from time to time party hereto, the banks and financial institutions listed on the signature pages hereof (each individually referred to herein as a “Lender” and collectively as “Lenders”), Citigroup Global Markets, Inc. (“CGMI”), ABN AMRO Incorporated (“ABN AMRO”) and Morgan Stanley Senior Funding, Inc. (“MSSF”) as joint lead bookrunners and joint lead arrangers (in such capacity, the “Lead Arrangers”), ABN AMRO Bank N.V. (“ABN AMRO Bank”) and MSSF as joint syndication agents (in such capacity, the “Syndication Agents”), Bank One, NA and Bank of America, N.A. as co-documentation agents (in such capacity, the “Documentation Agents”) and Citicorp North America, Inc. as administrative agent for the Lenders (“Citicorp” and in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS

The Credit Parties have requested, and the Lenders have agreed to extend, the revolving loans and letters of credit hereinafter described in the amount and on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency which are hereby acknowledged, the Credit Parties, the Lenders, the Lead Arrangers, the Syndication Agents and the Administrative Agent agree as follows:

SECTION 1.                            DEFINITIONS

1.1          Certain Defined Terms.

The following terms used in this Agreement shall have the following meanings:

“Abbott” means Abbott Laboratories, an Illinois corporation.

“ABN AMRO” shall have the meaning ascribed to such term in the introduction to this Agreement.

“ABN AMRO Bank” shall have the meaning ascribed to such term in the introduction to this Agreement.

“Acquisition” shall have the meaning ascribed to such term in Section 6.3.

“Administrative Agent” shall have the meaning ascribed to such term in the introduction to this Agreement.

“Affected Lender” shall have the meaning ascribed to such term in Section 2.9B.

“Affected Loans” shall have the meaning ascribed to such term in Section 2.9B.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agency Fee Letter” means the Agency Fee Letter, dated April 6, 2004, among the Borrower, Citicorp and CGMI, as the same may be amended, supplemented or otherwise modified from time to time.

“Agents” means the Administrative Agent, the Syndication Agents and the Documentation Agents, collectively, and also means and includes any successor Administrative Agent appointed pursuant to Section 10.5.

“Aggregate Amounts Due” shall have the meaning ascribed to such term in Section 9.19.

“Agreement” means this Credit Agreement and Guaranty as it may be amended, supplemented or otherwise modified from time to time.

“Alternative Currency” means Euros or Canadian dollars.

“Alternative Currency Loan” means a Revolving Loan that is a LIBOR Rate Loan made in an Alternative Currency pursuant to the applicable Notice of Borrowing.

“Alternative Currency Sublimit” means a Dollar Amount not in excess of $100,000,000; provided, that no individual Subsidiary Borrower shall be permitted to borrow Alternative Currency Loans, the Dollar Amount of which is in excess of $50,000,000 in the aggregate.

“Applicable Currency” means, as to any particular payment or Revolving Loan, the Currency in which it is denominated or payable.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means, as of any date, a percentage per annum determined by reference to the applicable Performance Level with respect to the Borrower in effect on such date, as set forth below:

Performance Level	Level I	Level II	Level III	Level IV	Level V
Base Rate Applicable Margin	0%	0%	0%	0%	0.25%
LIBOR Applicable Margin	0.375%	0.475%	0.575%	0.900%	1.25%
Facility Fee	0.125%	0.15%	0.175%	0.225%	0.375%

For purposes hereof, “Performance Level” means, with respect to the Borrower, Performance Level I, Performance Level II, Performance Level III, Performance Level IV or Performance Level V, as identified by reference to the public debt rating of the Borrower, as the case may be, in effect on such date as set forth below:

Performance Level	Public Debt Rating
Level I	Long Term Senior Unsecured Debt rated greater than or equal to A- by S&P or A3 by Moody’s
Level II	Long Term Senior Unsecured Debt rated greater than or equal to BBB+ by S&P or Baa1 by Moody’s
Level III	Long Term Senior Unsecured Debt rated greater than or equal to BBB by S&P or Baa2 by Moody’s
Level IV	Long Term Senior Unsecured Debt rated greater than or equal to BBB- by S&P or Baa3 by Moody’s
Level V	Long Term Senior Unsecured Debt rated less than BBB- by S&P or Baa3 by Moody’s, and at all other times (including if such ratings are not available from both S&P and Moody’s)

For purposes of this definition, the Performance Level shall be determined by the applicable public debt rating for the Borrower as follows:  (i) the public debt ratings shall be determined by the then-current rating announced by either S&P or Moody’s, as the case may be, for any class of non-credit-enhanced long-term senior unsecured debt issued by the Borrower; (ii) if only one of S&P and Moody’s shall have in effect such a public debt rating, the Performance Level shall be determined by reference to the applicable rating; (iii) if neither S&P nor Moody’s shall have in effect such a public debt rating, the applicable Performance Level will be Level V; (iv) if such public debt ratings established by S&P and Moody’s shall fall within different levels, the public debt rating will be determined by the higher of the two ratings, provided, that in the event that the lower of such public debt ratings is more than one level below the higher of such public debt ratings, the public debt rating will be determined based upon the level that is one level above the lower of such public debt ratings; (v) if any such public debt rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (vi) if S&P or Moody’s shall change the basis on which such public debt ratings are established, each reference to the public debt rating announced by S&P or Moody’s, as the case may be, shall refer to the then-equivalent rating by S&P or Moody’s, as the case may be.

“Applicable Reserve Requirement” means, at any time with respect to any Lender, for any LIBOR Rate Loan, the rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained by such Lender against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator.  Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by the applicable Lender with respect to (i) any category of liabilities which includes deposits by reference to which the applicable LIBOR rate is to be determined, or (ii) any category of extensions of credit or other assets which include LIBOR Rate Loans.  For purposes hereof, a LIBOR Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback transaction, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of any Credit Party’s or any of their Subsidiaries’ businesses, properties or assets of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including the Capital Stock of any Subsidiary of such Credit Party, other than such businesses, properties or assets sold in the ordinary course of business and consistent with past business practice of the Borrower and its Subsidiaries.

“Assignment Agreement” means an assignment agreement, substantially in the form of Exhibit VI hereto, satisfactory in form and substance to the Administrative Agent.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Revolving Loan bearing interest at a rate determined by reference to the Base Rate or, with regard to a Revolving Loan denominated in Canadian Dollars, the Canadian Prime Rate.

“Beneficiary” means each Agent, the Issuing Bank and Lender.

“Borrower” shall have the meaning ascribed to such term in the introduction to this Agreement.

“Borrower Commercial Paper Debt” means short-term Indebtedness incurred by the Borrower in the ordinary course of business of the Borrower and pursuant to the Borrower’s commercial paper program.

“Bridge Facility” means the Credit Agreement, dated as of April 28, 2004, by and among Abbott, the Borrower, MSSF, ABN AMRO Bank and Citicorp as lenders, MSSF, ABN AMRO, and Citicorp as joint lead bookrunners and joint lead arrangers, ABN AMRO and Citicorp as joint syndication agents, and MSSF as administrative agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, or, with respect to the obligations of any Subsidiary Borrower, Toronto, Canada or London, England, as applicable, are authorized or required by law to remain closed, provided that (a) when used in connection with a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market, (b) when used in connection with an Alternative Currency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable Alternative Currency in the London interbank market and (c) when used in connection with any Revolving Loan denominated in Euros, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payment in Euro.

“Canadian Dollars” means the lawful money of Canada.

“Canadian Prime Rate” means, on any day, the annual rate of interest (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of:

(a) the annual rate of interest announced from time to time by Citibank, N.A. as its prime rate in effect on such day for determining interest rates on Canadian Dollar denominated commercial loans in Canada; and

(b) the annual rate of interest equal to the sum of (A) the CDOR Rate in effect on such day and (B) 1%.

“Canadian Subsidiary” means Hospira Healthcare Corporation, a corporation organized under the Canada Business Corporations Act.

“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any demand or deposit account.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000 and (c) has the highest rating obtainable from either S&P or Moody’s; and (vi) in the case of any Credit Party or Subsidiary of a Credit Party doing business outside the United States, any obligation that is substantially similar or comparable to the obligations described above and that is customary in the applicable jurisdiction in which such Subsidiary is doing business.

“CDOR Rate” means, on any date, the annual rate of interest which is the average of the rates of Canadian Dollars bankers’ acceptances for a term of thirty (30) days which appear on the “Reuters Screen CDOR Page” at approximately 10:00 a.m. (Toronto time), on such date, or if such date is not a Business Day, then on the immediately preceding Business Day; provided, that if such rate does not appear on the Reuters Screen CDOR Page as contemplated, the CDOR Rate on any date shall be the annual rate of interest quoted to Citibank, N.A. for such bankers’ acceptances for a term of thirty (30) days.

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit IV annexed hereto delivered by a Lender to the Administrative Agent pursuant to Section 2.8B(iii)(b).

“CGMI” shall have the meaning ascribed to such term in the introduction to this Agreement.

“Change of Control” means (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) shall have acquired beneficial ownership of 30% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of the Borrower; (ii) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the Borrower; (iii) during any period of up to 24 consecutive months, commencing before or after the date of this Agreement, a majority of the members of the board of directors of the Borrower shall not be Continuing Directors; (iv) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower or (v) an event or series of events resulting in the Borrower ceasing to (i) beneficially own and control 100% on a fully diluted basis of the economic and voting interests in the Capital Stock of any Subsidiary Borrower (other than directors’ qualifying shares, as required by Applicable Law) or (ii) have the power to elect a majority of the members of the board of directors (or similar governing body) of any Subsidiary Borrower.

“Citicorp” shall have the meaning ascribed to such term in the introduction to this Agreement.

“Compliance Certificate” means a certificate of the chief financial officer, treasurer or controller of the Borrower setting forth computations in reasonable detail demonstrating (i) compliance with the covenants set forth in Section 6.14, as at the end of the period covered by such financial statements, and (ii) certifying that such officer has obtained no knowledge of any Potential Event of Default or Event of Default except as specified in such certificate.

“Consolidated Adjusted EBIT” means, in respect of the Borrower and its Subsidiaries on a consolidated basis, for any period, an amount equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, (b) Consolidated Financing Expense, (c) provisions for taxes based on income and (d) other non-Cash items reducing Consolidated Net Income (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period), minus (ii) other non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period).

“Consolidated Adjusted EBITDA” means, in respect of the Borrower and its Subsidiaries on a consolidated basis, for any period, an amount equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, (b) Consolidated Financing Expense, (c) provisions for taxes based on income, (d) total depreciation expense, (e) total amortization expense, and (f) other non-Cash items reducing Consolidated Net Income (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period), minus (ii) other non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period).

“Consolidated Financing Expense” means, in respect of the Borrower and its Subsidiaries on a consolidated basis, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to any letters of credit and bankers’ acceptance financing and net costs under Interest Rate Agreements.

“Consolidated Net Income” means, in respect of the Borrower and its Subsidiaries on a consolidated basis, for any period, (i) the net income (or loss) for the Borrower and its Subsidiaries for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) (a) the income (or loss) of any Person (other than a Subsidiary of the Borrower) in which any other Person (other than the Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries, (c) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net non-cash extraordinary losses.

“Consolidated Net Worth” means, at any date of determination, all items which in conformity with GAAP would be included under shareholders’ equity on a consolidated balance sheet of the Borrower and its Subsidiaries.

“Consolidated Total Debt” means, in respect of the Borrower and its Subsidiaries on a consolidated basis, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness, determined on a consolidated basis in accordance with GAAP.

“Continuing Director” as applied to any Person, means, for any period, an individual who is a member of the board of directors of such Person on the first day of such period or whose election to the board of directors of such Person is approved by a majority of the other Continuing Directors.

“Contractual Obligation”, as applied to any Person, means any provision of any securities issued by that Person or of any indenture, mortgage, deed of trust, or other material contract, undertaking, agreement or other material instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit II.

“Credit Date” means the date of a Credit Extension.

“Credit Extension” means the making of a Revolving Loan or the issuing of a Letter of Credit.

“Credit Party” means each Person (other than any Agent, Lead Arranger, the Issuing Bank or any Lender or other representative thereof) from time to time party to a Loan Document.

“Currency” means any of Canadian Dollars, Dollars or Euros.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement.

“Debt Issuance” means the issuance by the Borrower or any of its Subsidiaries of debt Securities.

“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Revolving Loans of all Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Revolving Loans of such Defaulting Lender.

“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates:  (i) the date on which all Revolving Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.7B) and (b) such Defaulting Lender shall have delivered to the Credit Parties and the Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Revolving Commitments, and (iii) the date on which the Credit Parties, the Administrative Agent and the Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing.

“Defaulted Loan” shall have the meaning ascribed to such term in Section 2.11.

“Defaulting Lender” shall have the meaning ascribed to such term in Section 2.11.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disclosed Litigation” shall have the meaning ascribed to such term in Section 3.1I.

“Distribution” means the separation of Abbott’s core hospital products business, the transfer of such business to the Borrower and certain of its Subsidiaries and the distribution of all of the Capital Stock of the Borrower to Abbott shareholders on a pro rata basis, all on terms and conditions consistent with the Separation and Distribution Agreement and the Form 10.

“Documentation Agents” shall have the meaning ascribed to such term in the introduction to this Agreement.

“Dollar-Denominated Revolving Loan” means a Revolving Loan that is made in Dollars.

“Dollar Amount” means, at any time:

(a)                                  with respect to any Dollar-Denominated Revolving Loan, the principal amount thereof then outstanding;

(b)                                 with respect to any Alternative Currency Loan, the principal amount thereof then outstanding in the relevant Alternative Currency, converted to Dollars in accordance with Section 2.10; and

(c)                                  with respect to any Letter of Credit, the amount thereof.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 3.1 are satisfied or waived in accordance with Section 9.6.

“Eligible Assignee” means (A) any Lender and any Affiliate of any Lender; and (B) any commercial bank, savings and loan association, savings bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses; provided that no Affiliate of the Borrower or any of its Subsidiaries shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) which is or was maintained or contributed to by the Borrower or any of its ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, order, consent decree, settlement, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future federal, state, local and foreign laws and regulations, statutes, ordinances, orders, rules, guidance documents, judgments, Governmental Authorizations, or any other requirements of Governmental

Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.  Any former ERISA Affiliate of the Borrower shall continue to be considered an ERISA Affiliate of the Borrower within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Borrower and with respect to liabilities arising after such period relating to the period that such entity was an ERISA Affiliate.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation and further excluding those that are directly attributable to the Distribution or the transfer of assets from any Pension Plan of Abbott to any Pension Plan of the Borrower in accordance with the Employee Benefits Agreement between Abbott and the Borrower dated April 16, 2004); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by the Borrower or any of its

ERISA Affiliates from any Pension Plan with two or more contributing sponsors (other than any such withdrawal attributable to consummation of the transactions contemplated by the Separation and Distribution Agreement) or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might reasonably constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on the Borrower or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential withdrawal liability to the Borrower or any of its ERISA Affiliates as a result of the withdrawal, or the receipt by the Borrower or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan, in each case in an amount that would be material; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan or the assets thereof, or against the Borrower or any of its ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Euro” means the single currency of the members of the European Union from time to time that adopt a single, shared currency.

“Event of Default” means each of the events set forth in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Facilities” means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Facility Fee” shall have the meaning ascribed to such term in Section 2.6(i)(a).

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the Fee Letter, dated April 6, 2004, among the Borrower, Citicorp, CGMI, ABN AMRO, ABN AMRO Bank and MSSF, as the same may be amended, supplemented or otherwise modified from time to time.

“Financial Condition Certificate” means an officer’s certificate in the form of Exhibit V hereto.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31, of each calendar year.  For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends.

“Form 10” means the Form 10/A (as amended from time to time) filed by the Borrower with the Securities and Exchange Commission which became effective on April 13, 2004.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding and Payment Office” means, for each of the Administrative Agent and the Issuing Bank, the office of such Person as set forth under the such Person’s name on the signature pages hereof, or such other office designated in a written notice delivered by Administrative Agent or any successor Administrative Agent or the Issuing Bank to the Borrower and each Lender.

“Funding Default” shall have the meaning ascribed to such term in Section 2.11.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the United States accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, registration with, approval of, consent order or consent decree of or from, or notice to any Governmental Authority.

“Guaranteed Obligations” shall have the meaning ascribed to such term in Section 7.1.

“Guarantor” means the Borrower.

“Guaranty” means the guaranty of the Guarantor set forth in Section 7.

“Hazardous Materials” means any chemical, material or substance, (i) exposure to which is prohibited or limited by any Governmental Authority, (ii) which is designated, classified or regulated as “hazardous” or “toxic” or as a “pollutant” or “contaminant” under any Environmental Law or (iii) which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” shall have the meaning ascribed to such term in Section 9.22.

“Indebtedness”, as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; and (ix) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above.  For the avoidance of any doubt, it is hereby understood and agreed that any Indebtedness owing by Hospira to Abbott or its Affiliates upon the consummation of the Distribution pursuant to the Transition Marketing and Distribution Services Agreements, in respect of assets outside of the United States transferred from Abbott or its Affiliates to Hospira or its Subsidiaries constitutes Indebtedness as defined herein.

“Indemnitees” shall have the meaning ascribed to such term in Section 9.3.

“Indemnified Liabilities” shall have the meaning ascribed to such term in Section 9.3.

“Interest Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBIT for the four-Fiscal Quarter period then ended, to (ii) Consolidated Financing Expense for such four-Fiscal Quarter period.

“Interest Payment Date” means with respect to (i) any Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Effective Date and the Maturity Date and (ii) any LIBOR Rate Loan, the last day of each Interest Period provided, that if any Interest Payment Date would otherwise fall on a day which is not a Business Day, it shall be postponed to the next day which is a Business Day.

“Interest Period” shall have the meaning ascribed to such term in Section 2.5B.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement.

“Interest Rate Determination Date” means, with respect to any Interest Period, the second Business Day prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by the Borrower or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person, (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by the Borrower or any of its Subsidiaries from any Person of any Capital Stock of such Person, (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the Borrower or any of its Subsidiaries to any other Person, including all Indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, and (iv) any other asset classified as an “investment” in accordance with GAAP.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Irish Subsidiary” means Hospira Limited, an organization organized under the laws of Ireland.

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit VII.

“Issuing Bank” means the Administrative Agent or any Lender approved as an Issuing Bank by the Administrative Agent, together with its permitted successors and assigns in such capacity.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit X, with such amendments or modifications as may be approved by the Administrative Agent.

“Joinder Date” means the date on which the conditions specified in Section 11 are satisfied or waived in accordance with Section 9.6.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered a Joint Venture to which such Person is a party.

“Lead Arrangers” shall have the meaning ascribed to such term in the introduction to this Agreement.

“Lender” and “Lenders” have the meanings assigned to that term in the introduction to this Agreement.

“Letter of Credit” means a commercial or standby letter of credit issued or to be issued by the Issuing Bank pursuant to this Agreement.

“Letter of Credit Sublimit” means the lesser of (i) $100,000,000 and (ii) the aggregate unused amount of the Revolving Commitments then in effect.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Bank and not theretofore reimbursed by or on behalf of the Borrower.

“Leverage Ratio” means, in respect of the Borrower and its Subsidiaries on a consolidated basis, the ratio of (i) Consolidated Total Debt as of the last day of any Fiscal Quarter to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ended.

“LIBOR” means, for any Interest Rate Determination Date, the offered rate in the London interbank market for deposits in Dollars or the relevant Alternative Currency of amounts equal or comparable to the Revolving Loans offered for a term comparable to such Interest Period that appears on Telerate Page 3750 as of approximately 11:00 A.M., London time

(or such other page as may replace such page on such service for the purpose of displaying the rates at which such Dollar or Alternative Currency deposits are offered by leading banks in the London interbank deposit market), or if no quotation appears on Telerate Page 3750, the average rate per annum which the offices of four leading banks selected by the Administrative Agent and located in London offer for deposits in Dollars or the relevant Alternative Currency in the London interbank deposit market at approximately 11:00 a.m. (London time).

“LIBOR Rate Loan” means any Loan bearing interest at a rate calculated with respect to LIBOR.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Loan Documents” means this Agreement, the Fee Letter, the Agency Fee Letter, the Revolving Loan Notes, any Joinder Agreement and any letter of credit application or reimbursement agreement executed by the Borrower in favor of the Issuing Bank relating to Letters of Credit.

“Margin Stock” shall have the meaning ascribed to such term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect upon (i) the business, operations, properties or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Borrower to perform, or of the Administrative Agent to enforce, any of the Obligations of the Borrower (including the Obligations under Section 7 hereof) or (iii) the legality, validity, binding effect or enforceability against the Borrower (or any Subsidiary Borrower that has outstanding or has requested Alternative Currency Loans) of a Loan Document to which it is a party.

“Maturity Date” means the earliest to occur of (i) the fifth anniversary of the Effective Date, (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.7B, and (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.

“Moody’s” means Moody’s Investor Services, Inc.

“MSSF” shall have the meaning ascribed to such term in the introduction to this Agreement.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA to which the Borrower or any of its ERISA Affiliates is obligated to make contributions.

“Non-US Lender” shall have the meaning ascribed to such term in Section 2.8B(iii)(a).

“Notice of Borrowing” means a notice substantially in the form of Exhibit I annexed hereto delivered by any Credit Party to the Administrative Agent pursuant to Section 2.1B with respect to a proposed Revolving Loan.

“Obligations” means all obligations of every nature of the Credit Parties from time to time owing to the Agents, the Lead Arrangers and the Lenders or any of them under the Loan Documents.

“Officer’s Certificate” means, as applied to any corporation, a certificate executed on behalf of such corporation by any one of its chairman of the board (if an officer), its president, one of its vice presidents, its chief financial officer or its treasurer or, as applied to any limited partnership, a certificate executed on behalf of such limited partnership by the chairman of the board (if an officer), the president, one of the vice presidents, the chief financial officer or treasurer of the general partner of such limited partnership, or, if the general partner of such limited partnership is an individual, executed by such individual; provided that every Officer’s Certificate with respect to the compliance with a condition precedent to the making of any Revolving Loans hereunder shall include:  (i) a statement that the officer making or giving such Officer’s Certificate has read such condition and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of the signer, he has made or has caused to be made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such condition has been complied with, and (iii) a statement as to whether, in the opinion of the signer, such condition has been complied with.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.  In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“PBGC” means the Pension Benefit Guaranty Corporation and any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA and which is intended to be qualified under Section 401(a) of the Code.

“Performance Level” shall have the meaning ascribed to such term within the definition of “Applicable Margin”.

“Permitted Foreign Credit Facilities” means those foreign credit facilities permitted pursuant to Section 6.2(viii).

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Potential Event of Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Prime Rate” means the rate of interest as announced by the Administrative Agent from time to time as its prime lending rate, as in effect from time to time.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Pro Rata Share” means, with respect any Lender, the percentage obtained by dividing (a) the Revolving Exposure of such Lender by (b) the aggregate Revolving Exposure of all Lenders.

“Proceedings” shall have the meaning ascribed to such term in Section 5.1(vi).

“Projections” means the projections of the Borrower and its Subsidiaries on a consolidated basis for the period from 2004 through and including 2008 and included in the information memorandum distributed to the Lenders in connection herewith.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Borrower or any Subsidiary of the Borrower pursuant to which the Borrower or any such Subsidiary may sell, convey, pledge or otherwise transfer to a newly-formed Subsidiary of the Borrower or other special purpose entity, or any other Person, any accounts receivable (including chattel paper, instruments and general intangibles) or notes receivable and the rights and certain other property related thereto, provided that (i) all of the terms and conditions of such transaction or series of transactions, including the amount and type of any recourse to the Borrower or a Subsidiary of the Borrower with respect to the assets transferred, are acceptable to the Administrative Agent and the Requisite Lenders and (ii) the Receivables Transaction Attributed Indebtedness incurred in all such transactions does not exceed $150,000,000 at any time outstanding.

“Receivables Transaction Attributable Indebtedness” means, with respect to any Qualified Receivables Transaction on any date of determination, the unrecovered purchase price on such date of all assets sold, conveyed, pledged or otherwise transferred by the Borrower or any wholly-owned Subsidiary of the Borrower to the third-party conduit entity or other receivables credit provider under such Qualified Receivables Transaction.

“Register” shall have the meaning ascribed to such term in Section 2.4A.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Date” shall have the meaning ascribed to such term in Section 2.2D.

“Related Agreements” means each of those agreements, documents and instruments filed as exhibits to the Form 10.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replacement Lender” shall have the meaning ascribed to such term in Section 2.12.

“Requisite Lenders” means Lenders having aggregate Pro Rata Shares of more than 50%.

“Responsible Officer” means the Chief Executive Officer, the Chief Financial Officer, the Treasurer or the General Counsel of a Credit Party or any other officer of such Credit Party responsible for overseeing or reviewing compliance with the Agreement.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of such class of Capital Stock to the holders of such class of Capital Stock; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Borrower or any of its Subsidiaries now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Borrower or any of its Subsidiaries now or hereafter outstanding, except any repurchase or other acquisition of shares of such Capital Stock, or warrants, options or other rights to acquire such shares, in connection with employee compensation in the ordinary course of business in accordance with plans approved by the board of directors of the Borrower.

“Revolving Commitment” means the Dollar Amount of the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Revolving Commitment, if any, is set forth on Schedule 2.1A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Revolving Commitments as of the Effective Date is $375,000,000.

“Revolving Commitment Period” means the period from the Effective Date to but excluding the Maturity Date.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) in the case of the Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit), and (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit.

“Revolving Loan” means a loan made by a Lender to a Credit Party pursuant to Section 2.1A.

“Revolving Loan Note” means a promissory note of a Credit Party issued pursuant to (i) Section 2.4C on the Effective Date, (ii) Section 11D on any Joinder Date or (iii) Section 9.1E in connection with assignments of the Revolving Loans in each case substantially in the form of Exhibit III, as it may be amended, supplemented or otherwise modified from time to time.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Securities” means any stock, share, partnership interest, membership interest in a limited liability company, voting trust certificates, certificate of interest or participation in any profit-sharing agreement or arrangement, option, warrant, bond, debenture, note, or other evidence of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Separation and Distribution Agreement” means that certain Separation and Distribution Agreement, dated as of April 12, 2004, by and between Abbott and the Borrower.

“Significant Subsidiary” means, at any time, a Subsidiary that has or represents at least 5% of (i) the consolidated gross revenues of the Borrower and its Subsidiaries for the Fiscal Year then most recently ended (or, prior to the completion of the Borrower’s first Fiscal Year, as of the Effective Date) and/or (ii) the consolidated assets of the Borrower and its Subsidiaries as of the last day of the Fiscal Year then most recently ended.

“Solvent” means, with respect to any Person, that as of the date of determination both (A) (i) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including contingent liabilities) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (B) such Person is “solvent” within the meaning given that term and similar terms under Applicable Laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Spot Rate” means, for any Alternative Currency on any day, the average of the Administrative Agent’s spot buying and selling rates for the exchange of such Alternative Currency and Dollars as of approximately 11:00 a.m. (London, England time) on such day.

“Subject Transaction” shall have the meaning ascribed to such term in Section 6.14D.

“Subordinated Indebtedness” means any Indebtedness of the Borrower or any of its Subsidiaries, subordinated in right and time of payment to the Obligations.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Subsidiary Borrower” means each of the Canadian Subsidiary and the Irish Subsidiary.

“Surviving Obligations” means contingent indemnification liabilities of the Borrower under the Loan Documents that are not yet due and payable.

“Syndication Agents” shall have the meaning ascribed to such term in the introduction to this Agreement.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).

“Terminated Lender” shall have the meaning ascribed to such term in Section 2.12.

“Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans plus (ii) the Letter of Credit Usage.

“Transition Marketing and Distribution Services Agreements” means those certain Transition Marketing and Distribution Services Agreements, dated as of April 16, 2004, by and between the Borrower and Abbott.

“Type of Revolving Loan” means a Base Rate Loan or a LIBOR Rate Loan.

“Utilization Fee” shall have the meaning ascribed to such term in Section 2.6(i)(b).

1.2                               Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the respective meanings assigned to them in conformity with GAAP.  Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in effect on the date hereof which are in conformity with those used to prepare the financial statements referred to in Section 4.4.  Financial statements and other information required to be delivered by the Borrower to the Administrative Agent pursuant to clauses (i) and (ii) of Section 5.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation.  In the event that a change in GAAP or other accounting principles and policies after the date hereof affects in any material respect the calculations of the covenants contained herein, the Lenders and the Borrower agree to negotiate in good faith to amend the affected covenants (and related definitions) to compensate for the effect of such changes so that the restrictions, limitations and performance standards effectively imposed by such covenants, as so amended, are substantially identical to the restrictions, limitations and performance standards imposed by such covenants as in effect on the date hereof; provided that, if the Requisite Lenders and the Borrower fail to reach agreement with respect to such amendment within a reasonable period of time following the date of effectiveness of any such change, calculation of compliance by the Borrower and its Subsidiaries with the covenants contained herein shall be determined in accordance with GAAP, as in effect immediately prior to such change.

1.3                               Other Definitional Provisions and Rules of Construction.

A.             Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

B.             References to “Sections” and subsections shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

C.             The use in any of the Loan Documents of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

D.             Whenever the term “wholly-owned” is used with respect to a Subsidiary of a Person, such term means that all of the Capital Stock (other than directors’ qualifying shares, as required by Applicable Law) of such Subsidiary is owned, directly or indirectly, by such Person.

SECTION 2.                            AMOUNT AND TERMS OF COMMITMENTS AND LOANS

2.1                               Commitment; Making of Revolving Loan; Letters of Credit.

A.             Revolving Commitments.

(i)             During the Revolving Commitment Period, subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties herein set forth, each Lender severally agrees to make Revolving Loans (including, with respect to Alternative Currency Loans, through any Affiliate of such Lender) (i) denominated in Dollars to the Borrower, (ii) denominated in Canadian Dollars to the Canadian Subsidiary and (iii) denominated in Euros to the Irish Subsidiary, in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment as set forth opposite its name on Schedule 2.1A annexed hereto; provided, that after giving effect to the making of any Revolving Loans in no event shall (i) the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect or (ii) the aggregate Dollar Amount of Alternative Currency Loans exceed the Alternative Currency Sublimit.

(ii)          Each Lender’s Revolving Commitment shall expire on the Maturity Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.  Amounts borrowed pursuant to this Section 2.1A may be repaid and reborrowed during the Revolving Commitment Period.

B.             Borrowing Mechanics.

(i)             Except pursuant to 2.2D, Revolving Loans shall be made in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii)          Whenever any Credit Party desires that the Lenders make Revolving Loans, such Credit Party shall deliver to Administrative Agent on behalf of the Lenders a fully executed and delivered Notice of Borrowing (a) in the case of a LIBOR Rate Loan denominated in Dollars, not later than 11:00 a.m. (New York City time), at least three (3) Business Days in advance of the proposed Credit Date; (b) in the case of a LIBOR Rate Loan denominated in an Alternative Currency, not later than 11:00 a.m. (New York City time), in each case at least four (4) Business Days in advance of the proposed Credit Date; or (c) in the case of a Base Rate

Loan, not later than 11:00 a.m. (New York City time), on the proposed Credit Date.  Except as otherwise provided herein, a Notice of Borrowing for a Revolving Loan that is a LIBOR Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and the applicable Credit Party shall be bound to make a borrowing in accordance therewith.  Each Notice of Borrowing shall specify the following information with respect to any Revolving Loan requested therein in compliance with Section 2.1A:

(a)                                       the Currency;

(b)                                      the aggregate amount (in the Applicable Currency) of such Revolving Loan;

(c)                                       the Credit Date of such Revolving Loan, which shall be a Business Day;

(d)                                      whether such Revolving Loan is to be a Base Rate Loan or a LIBOR Rate Loan;

(e)                                       in the case of a LIBOR Rate Loan, the initial Interest Period to be applicable thereto; and

(f)                                         the location and number of the Credit Party’s account, as applicable, to which funds (if any) are to be disbursed.

(iii)       Notice of receipt of each Notice of Borrowing in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by the Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided the Administrative Agent shall have received such notice by 11:00 a.m. (New York City time)) not later than 2:00 p.m. (New York City time) on the same day as the Administrative Agent’s receipt of such Notice of Borrowing from the applicable Credit Party.

(iv)      Each Lender (or, if appropriate, with respect to Alternative Currency Loans, an Affiliate of such Lender) shall make the amount of its Revolving Loan available to the Administrative Agent on the applicable Credit Date by wire transfer:

(a)                                       if such Revolving Loan is to be made in Dollars, not later than 12:00 p.m. (New York City time), in same day funds in Dollars at the Funding and Payment Office; or

(b)                                      if such Revolving Loan is to be made in an Alternative Currency, not later than 12:00 p.m. (London, England time), in such Alternative Currency (in such funds as may then be customary for the settlement of international transactions in such Alternative Currency) at the Funding and Payment Office.

(v)         Except as provided herein, upon satisfaction or waiver of the conditions precedent specified in Section 3.1 and Section 3.2, the Administrative Agent shall make the proceeds of such Revolving Loans available to the applicable Credit Party on the applicable

Credit Date by causing an amount of same day funds in the Applicable Currency equal to the proceeds of all such Revolving Loans received by the Administrative Agent from the Lenders to be credited to the account of the applicable Credit Party at the Funding and Payment Office or such other account as may be designated in writing to the Administrative Agent by the Credit Parties.

2.2                               Issuance of Letters of Credit and Purchase of Participations Therein.

A.             Letters of Credit.  During the Revolving Commitment Period, subject to the terms and conditions hereof, the Issuing Bank agrees to issue Letters of Credit for the account of the Borrower in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided, (i) each Letter of Credit shall be denominated in Dollars; (ii) the stated amount of each Letter of Credit shall not be less than $5,000,000 or such lesser amount as is acceptable to the Issuing Bank; (iii) after giving effect to such issuance, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect; (iv) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect; (v) in no event shall any standby Letter of Credit have an expiration date later than the earlier of (1) five Business Days prior to the Maturity Date and (2) the date which is one year from the date of issuance of such standby Letter of Credit; and (vi) in no event shall any commercial Letter of Credit (x) have an expiration date later than the earlier of (1) five Business Days before the Maturity Date and (2) the date which is 180 days from the date of issuance of such commercial Letter of Credit or (y) be issued if such commercial Letter of Credit is otherwise unacceptable to the Issuing Bank in its reasonable discretion.  Subject to the foregoing, the Issuing Bank may agree that a standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless the Issuing Bank elects not to extend for any such additional period; provided, the Issuing Bank shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time the Issuing Bank must elect to allow such extension; provided, further, in the event a Funding Default exists, the Issuing Bank shall not be required to issue any Letter of Credit unless the Issuing Bank has entered into arrangements satisfactory to it and the Borrower to eliminate the Issuing Bank’s risk with respect to the participation in Letters of Credit of the Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage.

B.             Notice of Issuance.  Whenever the Borrower desires the issuance of a Letter of Credit, it shall deliver to the Administrative Agent an Issuance Notice no later than 12:00 p.m. (New York City time) at least three Business Days in advance of the proposed date of issuance (in the case of standby letters of credit) or five Business Days in advance of the proposed date of issuance (in the case of commercial letters of credit), or in each case such shorter period as may be agreed to by the Issuing Bank in any particular instance.  Upon satisfaction or waiver of the applicable conditions set forth in Section 3.2, the Issuing Bank shall issue the requested Letter of Credit only in accordance with the Issuing Bank’s standard operating procedures.  Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, the Issuing Bank shall promptly notify each Lender of such issuance, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.2E.

C.             Responsibility of the Issuing Bank With Respect to Requests for Drawings and Payments.  In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.  As between the Borrower and the Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by the Issuing Bank, by the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, the Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Bank’s rights or powers hereunder.  Without limiting the foregoing and in furtherance thereof, any action taken or omitted by the Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of the Issuing Bank to the Borrower.  Notwithstanding anything to the contrary contained in this Section 2.2C, the Borrower shall retain any and all rights it may have against the Issuing Bank for any liability arising out of the gross negligence or willful misconduct of the Issuing Bank.

D.             Reimbursement by the Borrower of Amounts Drawn or Paid Under Letters of Credit.  In the event the Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify the Borrower and the Administrative Agent, and the Borrower shall reimburse the Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided, anything contained herein to the contrary notwithstanding, (i) unless the Borrower shall have notified the Administrative Agent and the Issuing Bank prior to 10:00 a.m. (New York City time) on the date such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, the Borrower shall be deemed to have given a timely Notice of Borrowing to the Administrative Agent requesting the Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the applicable conditions specified in Section 3.2, the Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Loans are not received by the Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, the Borrower shall reimburse the Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received.  Nothing in this Section 2.2D shall be deemed to relieve any Lender from its obligation to make Revolving Loans on the terms and conditions set forth herein, and the Borrower shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.2D.

E.               Lenders’ Purchase of Participations in Letters of Credit.  Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from the Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder.  In the event that the Borrower shall fail for any reason to reimburse the Issuing Bank as provided in Section 2.2D, the Issuing Bank shall promptly notify each Lender of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Revolving Commitments.  Each Lender shall make available to the Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the office of the Issuing Bank specified in such notice, not later than 12:00 p.m. (New York City time) on the first Business Day (under the laws of the jurisdiction in which such office of the Issuing Bank is located) after the date notified by the Issuing Bank.  In the event that any Lender fails to make available to the Issuing Bank on such Business Day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.2E, the Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by the Issuing Bank for the correction of errors among banks and thereafter at the Base Rate.  Nothing in this Section 2.2E shall be deemed to prejudice the right of any Lender to recover from the Issuing Bank any amounts made available by such Lender to the Issuing Bank pursuant to this Section 2.2E in the event that it is determined that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of the Issuing Bank.  In the event the Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.2E for all or any portion of any drawing honored by the Issuing Bank under a Letter of Credit, the Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.2E with respect to such honored drawing such Lender’s Pro Rata Share of all payments subsequently received by the Issuing Bank from the Borrower in reimbursement of such honored drawing when such payments are received.  Any such distribution shall be made to a Lender at its notice address set forth on the signature pages hereto or at such other address as such Lender may request.

F.               Obligations Absolute.  The obligation of the Borrower to reimburse the Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to Section 2.2D and the obligations of Lenders under Section 2.2E shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which the Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Issuing Bank, any Lender or any other Person or, in the case of a Lender, against the Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not strictly comply with the terms of such Letter of Credit; (v) the occurrence of any Material Adverse Effect; (vi) any breach hereof or any other Loan Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing; provided, in each case, that payment by the Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of the Issuing Bank under the circumstances in question.

G.             Indemnification.  Without duplication of any obligation of the Borrower under Section 9.2 or 9.3, in addition to amounts payable as provided therein, the Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and, without duplication, allocated costs of internal counsel) which the Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by the Issuing Bank, other than as a result of (1) the gross negligence or willful misconduct of the Issuing Bank or (2) the wrongful dishonor by the Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (ii) the failure of the Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

2.3                               Pro Rata Shares; Availability of Funds; UCP.

A.             Pro Rata Shares.  All Revolving Loans shall be made, and all participations purchased, by the Lenders (or, if applicable, by their Affiliates) simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Revolving Loan requested hereunder or purchase a participation required hereby nor shall any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Revolving Loan requested hereunder or purchase a participation required hereby.

B.             Availability of Funds.  Unless the Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Revolving Loan requested on such Credit Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Credit Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on such Credit Date.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender or an Affiliate of such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the rate payable hereunder for Base Rate Loans.  Nothing in this Section 2.3B shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

C.             Uniform Customs and Practice for Documentary Credits.  It is hereby agreed that, except as otherwise specified in any Letter of Credit, each commercial Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits and each standby Letter of Credit shall be subject to the International Standby Practices (ISP 98).

2.4                               The Register; Evidence of Debt; Revolving Loan Notes.

A.             Register.

(i)             The Administrative Agent shall maintain at its Payment and Funding Office a register for the recordation of the names and addresses of the Lenders and the Revolving Commitments and Revolving Loans of each Lender from time to time (the “Register”).  The Register shall be available for inspection by the Credit Parties or any Lender at any reasonable time and from time to time upon reasonable prior notice.  The Administrative Agent shall record in the Register the Revolving Commitment and the Revolving Loan of each Lender, and each repayment or prepayment in respect of the principal amount of the Revolving Loan.  Any such recordation shall be prima facie evidence of the amount owed to such Lender hereunder; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitment or the Obligations in respect of any Revolving Loan.  The Credit Parties hereby designate Citicorp to serve as the Credit Parties’ agent solely for purposes of maintaining the Register as provided in this Section 2.4, and the Credit Parties hereby agree that, to the extent Citicorp serves in such capacity, Citicorp and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees” hereunder.

(ii)          The Credit Parties, the Administrative Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Revolving Commitments and Revolving Loans listed therein for all purposes hereof, and no assignment or transfer of any such Revolving Commitment or Revolving Loan shall be effective, in each case unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by the Administrative Agent and recorded in the Register as provided in Section 9.1C.  Prior to such recordation, all amounts owed with respect to the applicable Revolving Commitment or Revolving Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Revolving Commitments or Revolving Loans.

B.             Lenders’ Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of each Credit Party to such Lender, including the amounts of the Revolving Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on the Credit Parties, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or the Obligations of the Credit Parties in respect of any applicable Revolving Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

C.             Revolving Loan Notes.  The Borrower shall execute and deliver on the Effective Date to each Lender (or the Administrative Agent for that Lender) a Revolving Loan Note to evidence such Lender’s Revolving Loans, in the principal amount of that Lender’s Revolving Commitment and with other appropriate insertions.  If so requested by any Lender by written notice to any Credit Party (with a copy to the Administrative Agent) at any time after the Effective Date, such Credit Party shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 9.1), promptly after such Credit Party’s receipt of such notice, a Revolving Loan Note or Revolving Loan Notes to evidence such Lender’s or such assignee’s Revolving Loan.

2.5                               Interest on the Revolving Loans.

A.             Rate of Interest; Type of Revolving Loan.

(i)             Subject to the provisions of Sections 2.5E, 2.8 and 2.9, each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through the Maturity Date (whether by acceleration or otherwise) at a rate equal to (a) if a Base Rate Loan, the Base Rate plus the Applicable Margin or (b) if a LIBOR Rate Loan, the sum of LIBOR plus the Applicable Margin.

(ii)          The basis for determining the rate of interest with respect to any Revolving Loan and the Interest Period with respect to any LIBOR Rate Loan, shall be selected by the applicable Credit Party and notified to the Administrative Agent and the Lenders pursuant to the applicable Notice of Borrowing or Conversion/Continuation Notice, as the case may be; provided, that until the date that the Syndication Agents notify the Borrower that the primary syndication of the Revolving Loans and the Revolving Commitments has been completed, as determined by the Syndication Agents, Revolving Loans shall be maintained as either LIBOR Rate Loans having an Interest Period of no longer than one (1) month or Base Rate Loans.  If on any day a Revolving Loan is outstanding with respect to which a Notice of Borrowing or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Revolving Loan shall be a Base Rate Loan.

(iii)       With respect to Dollar-Denominated Revolving Loans or Alternative Currency Loans denominated in Canadian Dollars, in the event the Borrower fails to specify a Base Rate Loan or a LIBOR Rate Loan in the applicable Notice of Borrowing or Conversion/Continuation Notice, such Revolving Loan (if outstanding as a LIBOR Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Revolving Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan).  As soon as practicable after 11:00 a.m. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the applicable Credit Party and each Lender.

B.             Interest Periods.  In connection with each LIBOR Rate Loan, the applicable interest period (each an “Interest Period”) to be applicable to such Revolving Loan shall be a one (1), two (2), three (3) or six (6) month period, as selected by the applicable Credit Party in the applicable Notice of Borrowing or Conversion/Continuation Notice, initially commencing on the date of the Revolving Loan or any Conversion/Continuation Date, as the case may be; provided that

(i)             in the case of immediately successive Interest Periods applicable to a Revolving Loan, each successive Interest Period shall commence on the day on which the immediately preceding Interest Period expires;

(ii)          if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(iii)       any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iv) of this Section 2.5B, end on the last Business Day of a calendar month;

(iv)      no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Maturity Date;

(v)         there shall be no more than ten (10) Interest Periods outstanding at any time; and

(vi)      in the event the applicable Credit Party fails to specify an Interest Period for any LIBOR Rate Loan in the applicable Notice of Borrowing or Conversion/Continuation Notice, such Credit Party shall be deemed to have selected an Interest Period of one (1) month.

C.             Interest Payments.  On each Interest Payment Date but in any event no less frequently than quarterly, the applicable Credit Party shall pay an amount equal to the aggregate amount of interest that has accrued on such Credit Party’s outstanding Revolving Loans since the Effective Date or the last Interest Payment Date, as applicable.  In addition interest on each Revolving Loan shall be payable in arrears upon any scheduled payment or prepayment of the Revolving Loans (to the extent accrued on the amount being prepaid) and at maturity (including final maturity).

D.             Default Rate.  Upon the occurrence and during the continuation of any Event of Default, (i) the Credit Parties shall no longer have the option to request LIBOR Rate Loans, (ii) each LIBOR Rate Loan shall convert to a Base Rate Loan at the end of the Interest Period then in effect for such LIBOR Rate Loan, (iii) upon request of the Requisite Lenders, the outstanding principal amounts of all LIBOR Rate Loans shall bear interest (including post-petition interest in any case or proceeding under the Bankruptcy Code) at a rate per annum equal to two percent (2%) plus the rate then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) plus the rate then applicable to Base Rate Loans, and (iv) upon request of the Requisite Lenders, all outstanding Base Rate Loans and, to the extent permitted by applicable law, other Obligations arising hereunder or under any other Loan Document shall bear interest (including post-petition interest in any case or proceeding under the Bankruptcy Code) at a rate per annum equal to two percent (2%) plus the rate then applicable to such Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document.  Payment or acceptance of the increased rates of interest provided for in this Section 2.5D is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agents or Lenders.

E.               Computation of Interest.

(i)             Interest payable pursuant to Section 2.5A shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of LIBOR Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Revolving Loan, the date of the making of such Revolving Loan or the first day of an Interest Period applicable to such Revolving Loan or, with respect to a Base Rate Loan being converted from a LIBOR Rate Loan, the date of conversion of such LIBOR Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Revolving Loan or the expiration date of an Interest Period applicable to such Revolving Loan or, with respect to a Base Rate Loan being converted to a LIBOR Rate Loan, the date of conversion of such Base Rate Loan to such LIBOR Rate Loan, as the case may be, shall be excluded; provided, if a Revolving Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Revolving Loan.

(ii)          For purposes of disclosure pursuant to the Interest Act (Canada), R.S. 1985, c I-15, the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and each Revolving Loan Note (and stated herein or therein as applicable to be computed on the basis of a 365-day year or any other period of time less than a calendar year)

are equivalent, and are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 365 or such other period of time.

F.               Conversion/Continuation.

(i)             Subject to Section 2.9 and so long as no Potential Event of Default or Event of Default shall have occurred and then be continuing, each Credit Party shall have the option:

(a)                                        to convert at any time all or any part of any Dollar-Denominated Revolving Loan equal to $10,000,000 and integral multiples of $5,000,000 in excess of that amount from one Type of Revolving Loan to another Type of Revolving Loan; provided, a LIBOR Rate Loan may only be converted on the expiration of the Interest Period applicable to such LIBOR Rate Loan unless such Credit Party shall pay all amounts due under Section 2.8 in connection with any such conversion; or

(b)                                       upon the expiration of any Interest Period applicable to any LIBOR Rate Loan, to continue all or any portion of such Revolving Loan equal to $10,000,000 and integral multiples of $5,000,000 in excess of that amount as a LIBOR Rate Loan.

(ii)          Such Credit Party shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than 11:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed Conversion/Continuation Date (in the case of a conversion to, or a continuation of, a LIBOR Rate Loan).  Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any LIBOR Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and such Credit Party shall be bound to effect a conversion or continuation in accordance therewith.

G.             Letter of Credit Drawings.  The Borrower agrees to pay to the Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by the Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the Borrower at a rate equal to (i) for the period from the date such drawing is honored to, but excluding, the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans.

H.             Computation of Interest on Reimbursement Obligations.  Interest payable pursuant to Section 2.5G shall be computed on the basis of a 365/366-day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.  Promptly upon receipt by the Issuing Bank of any payment of interest pursuant to Section 2.5G, the Issuing Bank shall distribute to each Lender, out of the interest received by the Issuing Bank in respect of the period from the date such drawing is honored to, but excluding, the date on which the Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit.  In the event the Issuing Bank shall have been reimbursed by the Lenders for all or any portion of such honored drawing, the Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.2E with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by the Issuing Bank in respect of that portion of such honored drawing so reimbursed by the Lenders for the period from the date on which the Issuing Bank was so reimbursed by the Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by the Borrower.

I.                  Additional Interest on LIBOR Rate Loans.  Each Credit Party shall pay to each Lender, so long as and to the extent such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including “Eurocurrency liabilities” (as such term is defined in Regulation D), additional interest on the unpaid principal amount of each Revolving Loan of such Lender that is a LIBOR Rate Loan, from the date of such Revolving Loan until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (a) the LIBOR rate for the applicable Interest Period for such Revolving Loan from (b) the rate obtained by dividing such LIBOR rate by a percentage equal to 100% minus the Applicable Reserve Requirement (expressed as a percentage) of such Lender for such Interest Period, payable on each date on which interest is payable on such Revolving Loan.  Such Lender shall as soon as practicable provide notice to the Administrative Agent and the Borrower of any such additional interest arising in connection with such Revolving Loan, which notice shall be conclusive and binding, absent demonstrable error.

2.6                               Fees.

All fees referred to in this Section 2.6 shall be paid to the Administrative Agent at its Funding and Payment Office and upon receipt, the Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(i)             The Borrower agrees to pay to each Lender having Revolving Exposure the fees listed below.

(a)                                       Facility Fee:  From the Effective Date until the Maturity Date, the Borrower shall pay a facility fee (the “Facility Fee”) to each Lender, ratably in accordance with such Lender’s then current Revolving Commitment, determined by reference to the pricing grid set forth in the definition of Applicable Margin. The Facility Fee shall be paid quarterly in arrears and on the Maturity Date;

(b)                                      Utilization Fee: From the Effective Date until the Maturity Date, in the event that outstanding Revolving Loans exceed 33% of the total Revolving Commitments, a utilization fee (the “Utilization Fee”) of 0.125% will be added to the Applicable Margin for Revolving Loans.  The Utilization Fee will be payable to each Lender ratably in accordance with its then current Revolving Commitment on each Interest Payment Date; and

(c)                                       Letter of Credit Fee: From the Effective Date until the Maturity Date, the Borrower shall pay letter of credit fees to each Lender, ratably in accordance with its then current Revolving Commitment, equal to (1) the Applicable Margin for Revolving Loans that are LIBOR Rate Loans, times (2) the average aggregate daily maximum amount available to be drawn under all Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

(ii)          The Borrower agrees to pay directly to the Issuing Bank, for its own account, the following fees:

(a)                                       a fronting fee equal to 0.250%, per annum, times the average aggregate daily maximum amount available to be drawn under all Letters of Credit (determined as of the close of business on any date of determination); and

(b)                                      such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with the Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(iii)       All fees referred to in Section 2.6(i) and 2.6(ii)(a) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year during the Revolving Commitment Period, commencing on the first such date to occur after the Effective Date, and on the Maturity Date.

(iv)      In addition to any of the foregoing fees, the Borrower agrees to pay to the Lead Arrangers and the Agents such other fees in the amounts and at the times separately agreed upon in the Fee Letter.

2.7                               Provisions Regarding Payments.

A.             Voluntary Prepayments.

(i)             Any time and from time to time:

(a)                                       with respect to Base Rate Loans, the Borrower may prepay any such Revolving Loans on any Business Day in whole or in part, in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount; provided, that if Revolving Loans are made pursuant to Section 2.2D, then during the thirty (30) days after the making of such Revolving Loans, the Borrower may make one prepayment of Base Rate Loans in any amount so long as after giving effect thereto, the aggregate principal amount of all Base Rate Loans is an integral multiple of $1,000,000; and

(b)                                      with respect to LIBOR Rate Loans, the Credit Parties may prepay any such Revolving Loans on any Business Day in whole or in part in an aggregate minimum amount of the Dollar Amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii)          All such prepayments shall be made upon prior written or telephonic notice received by the Administrative Agent not later than 11:00 a.m. (New York City time):

(a)                                       In the case of Base Rate Loans, on the date of such prepayment; and

(b)                                      In the case of LIBOR Rate Loans, two (2) Business Days’ prior to the date of such prepayment;

and, if such notice is given by telephone, such notice shall be promptly confirmed in writing to the Administrative Agent (and the Administrative Agent will promptly transmit such telephonic or original notice for the Revolving Loans by telefacsimile or telephone to each Lender).  Upon the giving of any such notice, the principal amount of the Revolving Loans specified in such notice shall become due and payable on the prepayment date specified therein.

B.             Voluntary Revolving Commitment Reductions.

(i)             The Credit Parties may, upon not less than three (3) Business Days’ prior written or telephonic notice confirmed in writing to the Administrative Agent (which original written or telephonic notice the Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii)          The Credit Parties’ notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in the Borrower’s notice and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof.

C.             Mandatory Prepayments.  Subject to Section 2.10B, the Credit Parties shall from time to time prepay the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect.

D.             Application of Prepayments/Reductions.  Unless otherwise specified by the applicable Credit Party in a notice of prepayment,

(a) any amount to be applied pursuant to Section 2.7A or C shall be applied as follows:

first, to prepay outstanding reimbursement obligations with respect to Letters of Credit;

second, to prepay Revolving Loans to the full extent thereof; and

third, to cash collateralize Letters of Credit; and

(b) considering each Type of Revolving Loan being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Credit Parties pursuant to Section 2.9C.

E.                                      General Provisions Regarding Payments.

(i)             Manner and Time of Payment.  All payments by the Credit Parties of principal, interest, fees and other Obligations shall be made in Dollars or, with respect to Alternative Currency Loans, in the relevant Alternative Currency in same day funds, without defense, set-off or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at the Funding and Payment Office for the account of the Lenders; funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the applicable Credit Party on the next succeeding Business Day.

(ii)          Payments on Business Days.  Subject to the provisions of Section 2.5B with respect to Interest Periods, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

(iii)       Application of Payments to Principal and Interest.  All payments in respect of the principal amount of the Revolving Loans shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

(iv)      Distribution to Lenders. The Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(v)         Withdrawal of Notice.  Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any LIBOR Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(vi)      Authorization to Charge Accounts.  Each Credit Party hereby authorizes the Administrative Agent to charge such Credit Party’s accounts with the Administrative Agent in order to cause timely payment to be made to the Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(vii)   Non-Conforming Payments.  The Administrative Agent shall deem any payment by or on behalf of any Credit Party hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment.  Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  The Administrative Agent shall give prompt telephonic notice to the applicable Credit Party and each applicable Lender (confirmed in writing) if any payment is non-conforming.  Any non-conforming payment may constitute or become a Potential Event of Default or Event of Default in accordance with the terms of Section 8.1.  Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.5D from the date such amount was due and payable until the date such amount is paid in full.

2.8                               Increased Costs; Taxes.

A.             Compensation for Increased Costs and Taxes.  Subject to the provisions of Section 2.8B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

(i)             subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Loan Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder;

(ii)          imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, Federal Deposit Insurance Corporation insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBOR Rate Loans that are reflected in the definition of LIBOR); or

(iii)       imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Revolving Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Credit Parties shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder.  Such Lender shall deliver to the Credit Parties (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for, and a calculation in reasonable detail of, the additional amounts owed to such Lender under this Section 2.8A, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

B.                                    Withholding of Taxes.

(i)             Payments to Be Free and Clear.  All sums payable by any Credit Party under this Agreement and the other Loan Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(ii)          Grossing-up of Payments.  If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by such Credit Party to the Administrative Agent or any Lender under any of the Loan Documents:

(a)                                       such Credit Party shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as such Credit Party becomes aware of it;

(b)                                      such Credit Party shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on such Credit Party) for its own account or (if that liability is imposed on the Administrative Agent or such Lender, as the case may be) on behalf of and in the name of the Administrative Agent or such Lender;

(c)                                       the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Administrative Agent or such Lender, as the case may be, receives on the due date and retains a net sum equal to what it would have received and retained had no such deduction, withholding or payment been required or made; and

(d)                                      within thirty (30) days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (b) above to pay, such Credit Party shall deliver to the Administrative Agent evidence reasonably satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.

(iii)       Evidence of Exemption from U.S. Withholding Tax.

(a)                                       Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to the Administrative Agent for transmission to the Credit Parties, on or prior to the Effective Date (in the case of each Lender listed on the signature pages hereof on the Effective Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Credit Parties or Administrative Agent (each in the reasonable exercise of its discretion), (x) two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code or reasonably requested by the Credit Parties to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents.

(b)                                      Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to Section 2.8B(iii)(a) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to Administrative Agent for transmission to the Borrower two new original copies of Internal Revenue Service Form W-8BEN or W-8ECI, or a Certificate re Non-Bank Status and two (2) original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Credit Parties to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents or (2) notify Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence.

(c)                                       The Credit Parties shall not be required to pay any additional amount to any Non-US Lender under clause (c) of Section 2.8B(ii) if such Lender shall have failed to satisfy the requirements of clause (a) or (b)(1) of this Section 2.8B(iii); provided that if such Lender shall have satisfied the requirements of Section 2.8B(iii)(a) on the Effective Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this Section 2.8B(iii)(c) shall relieve the Credit Parties of its obligation to pay any additional amounts pursuant to clause (c) of Section 2.8B(ii) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.

(iv)      If a payment is made by a Credit Party under the foregoing provisions of this Section 2.8(B) for the account of any Lender and such Lender, in its sole opinion, determines that it has irrevocably received or been granted a credit against, or relief or remission from, or repayment or refund of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such additional payment, such Lender shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to such Credit Party such amount as such Lender shall, in its sole opinion, have determined is attributable to such deduction or withholding and will leave such Lender (after such payment) in no worse position than it would have been had such Credit Party not been required to make such deduction or withholding.  Nothing contained herein shall (i) interfere with the right of a Lender to arrange its tax affairs in whatever manner it thinks fit, (ii) oblige any Lender to disclose any information relating to its tax affairs or any computations in respect thereof or (iii) require any Lender to take or refrain from taking any action that would prejudice its ability to benefit from any other credit, relief, remission, repayment or refund to which it may be entitled.

(v)         Evidence of Exemption from Canadian or Irish Withholding Tax.  Any Lender that is entitled to an exemption from or reduction of withholding tax imposed by Canada or Ireland with respect to payments under this Agreement shall deliver to the relevant Subsidiary Borrower (with a copy to the Administrative Agent) within 15 Business Days following receipt of the written notice referred to below, such properly completed and executed documentation as is reasonably requested by such Subsidiary Borrower or the Administrative Agent in order to permit such payments to be made with the benefit of such exemption or reduction (and shall make application to the relevant Governmental Authority for exemption or reduced rates if it is the party required by law to do so), provided that such Lender has received written notice from such Subsidiary Borrower or the Administrative Agent identifying the requirements for such exemption or reduction, supplying all applicable documentation and specifying the time period within which documentation is to be provided under this Section 2.8B(iv) (or such application is to be made).  Without limiting the Lenders’ obligations under the preceding sentence, each Lender agrees that it will, without material cost or other material disadvantage (as determined in such Lender’s good faith judgment), cooperate with such Subsidiary Borrower to minimize the applicable withholding tax burdens in Canada and Ireland.  If any Lender becomes subject to any Tax because it fails to comply with this Section 2.8B(iv), each Subsidiary Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Tax.  The Administrative Agent agrees that it will provide administrative and ministerial assistance to each relevant Subsidiary Borrower with respect to any payments made by such Subsidiary Borrower to the Lenders, and the calculation, reporting, withholding and remitting of any Taxes imposed by Canada or Ireland to the appropriate Governmental Authority.  Notwithstanding the foregoing, (a) the Subsidiary Borrowers shall retain primary responsibility for ascertaining the requirements of Applicable Law and providing to the Lenders the written notice described in the first sentence of this Section 2.8B(iv), and (b) no failure by the Administrative Agent to meet any obligations under this Section 2.8B(iv) shall operate to excuse any Subsidiary Borrower from its obligations to the Lenders under this Section 2.8B(iv).

C.             Capital Adequacy Adjustment.  In the event that any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the Effective Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein after the Effective Date or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency issued after the Effective Date, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Revolving Loans or Revolving Commitments, or participations therein or other obligations hereunder with respect to the Revolving Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, the Credit Parties shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction.  Such Lender shall deliver to the Credit Parties (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for, and calculation in reasonable detail of, the additional amounts owed to the Lender under this Section 2.8C, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.9                               Special Provisions Governing LIBOR Rate Loans.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Rate Loans as to the matters covered:

A.             Inability to Determine Applicable Interest Rate.  In the event that the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Rate Loans, that by reason of circumstances affecting the interbank LIBOR market adequate and fair means do not exist for ascertaining the interest rate applicable to such Revolving Loans on the basis provided for in the definition of LIBOR Rate, the Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to the Credit Parties and each Lender of such determination, whereupon (i) no Revolving Loans may be made as, or converted to, LIBOR Rate Loans until such time as the Administrative Agent notifies the Credit Parties and the Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Conversion/Continuation Notice given by any Credit Party with respect to the Revolving Loans in respect of which such determination was made shall be deemed to be rescinded by such Credit Party.

B.             Illegality or Impracticability of LIBOR Rate Loans.  In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Credit Parties and the Administrative Agent) that the making, maintaining or continuation of its LIBOR Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this

Agreement which materially and adversely affect the interbank LIBOR market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to the Credit Parties and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender).  Thereafter (a) the obligation of the Affected Lender to make Revolving Loans as, or to convert Revolving Loans to, LIBOR Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a LIBOR Rate Loan denominated in Dollars, then being requested by a Credit Party pursuant to a Notice of Borrowing or a Conversion/Continuation Notice, the Affected Lender shall make such Revolving Loan as (or continue such Revolving Loan as or convert such Revolving Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender’s obligation to maintain its outstanding LIBOR Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination.  Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Rate Loan then being requested by a Credit Party pursuant to a Notice of Borrowing or a Conversion/Continuation Notice, such Credit Party shall have the option, subject to the provisions of Section 2.9C, to rescind such Notice of Borrowing or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender).  Except as provided in the immediately preceding sentence, nothing in this Section 2.9B shall affect the obligation of any Lender other than an Affected Lender to make or maintain Revolving Loans as, or to convert Revolving Loans to, LIBOR Rate Loans in accordance with the terms hereof.

C.             Compensation For Breakage.  The Credit Parties shall compensate each Lender upon written request by such Lender (which request shall set forth the basis for requesting such amounts and a calculation thereof in reasonable detail) for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to lenders of funds borrowed by it to make or carry its LIBOR Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds, but excluding lost profits) which that Lender may sustain: (i) if for any reason (other than a default by such Lender) a Revolving Loan that is a LIBOR Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request for borrowing, or a conversion to or continuation of any LIBOR Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation, (ii) if any prepayment or other principal payment of, or any conversion of, any of its LIBOR Rate Loans occurs on a date other than the last day of an Interest Period applicable to such LIBOR Rate Loan or (iii) if any prepayment of any LIBOR Rate Loan made by such Lender is not made on any date specified in a notice of prepayment given by the Borrower.

D.             Booking of LIBOR Rate Loans.  Any Lender may make, carry or transfer LIBOR Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

E.               Assumptions Concerning Funding of LIBOR Rate Loans.  Calculation of all amounts payable to a Lender under this Section 2.9 and under Section 2.8A shall be made as though that Lender had actually funded each of its relevant LIBOR Rate Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to the definition of LIBOR in an amount equal to the amount of such LIBOR Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its LIBOR Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.9 and under Section 2.8A and 2.8C.

2.10                        Matters Relating to Currency Exchange Rates and Conversion of Amounts to Alternative Currencies.

A.             Spot Rate Calculation.  The Administrative Agent shall determine the Dollar Amount of each Alternative Currency Loan as of (x) the first day of each Interest Period applicable thereto and (y) the last Business Day of each calendar month, and such calculation shall remain in effect for purposes of this Agreement until the next date on which an event described in this Section 2.10A occurs and a recalculation is made.  The Administrative Agent shall promptly notify the applicable Credit Party and the Lenders of each Dollar Amount so determined by it.  Each such determination shall be based on the Spot Rate (x) on the date of the related Notice of Borrowing for purposes of the initial such determination for any Alternative Currency Loan and (y) on the fourth Business Day prior to the date as of which such Dollar Amount is to be determined, for purposes of any subsequent determination.

B.             Prepayment.  If after giving effect to any such determination of a Dollar Amount, the Total Utilization of Revolving Commitments exceeds 105% of the Revolving Commitments or the aggregate Dollar Amount of Alternative Currency Loans exceeds 105% of the Alternative Currency Sublimit, the Credit Parties shall, within five Business Days of receipt of notice thereof from the Administrative Agent setting forth such calculation in reasonable detail, prepay outstanding Revolving Loans (as selected by the Credit Parties and notified to the Lenders through the Administrative Agent not less than three Business Days prior to the date of prepayment) or take other action (including, in the Credit Parties’ discretion, Dollar cash collateralization of Letters of Credit pursuant to documentation reasonably satisfactory to the Administrative Agent in amounts from time to time equal to such excess) to the extent necessary to eliminate any such excess.

C.             Conversion of Amounts to Applicable Currencies. To the extent funds received by the Administrative Agent (or debited from any Person’s account with the Administrative Agent) must be converted into Dollars or an Alternative Currency for any payment required hereunder, the Administrative Agent shall effect such conversion on the applicable payment date on the basis of the Spot Rate then in effect.

2.11                        Defaulting Lenders.

Anything contained herein to the contrary notwithstanding, in the event that any Lender defaults (a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any

Revolving Loan or its portion of any unreimbursed payment under Section 2.2D (in each case, a “Defaulted Loan”), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents; (b) to the extent permitted by Applicable Law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Revolving Loans shall, if the applicable Credit Party so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans of other Lenders as if such Defaulting Lender had no Revolving Loans outstanding and the Revolving Exposure of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Revolving Loans shall, if the applicable Credit Party so directs at the time of making such mandatory prepayment, be applied to the Revolving Loans of other Lenders (but not to the Revolving Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that the applicable Credit Party shall be entitled to retain any portion of any mandatory prepayment of the Revolving Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b); (c) such Defaulting Lender’s Revolving Commitment and outstanding Revolving Loans and such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage shall be excluded for purposes of calculating the Facility Fee payable to Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Facility Fee pursuant to Section 2.6 with respect to such Defaulting Lender’s Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender; and (d) the Total Utilization of Loan Revolving Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender.  No Revolving Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.11, performance by the Credit Parties of their Obligations shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.11.  The rights and remedies against a Defaulting Lender under this Section 2.11 are in addition to other rights and remedies which the Credit Parties may have against such Defaulting Lender with respect to any Funding Default and which the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

2.12                        Removal or Replacement of a Lender.

Anything contained herein to the contrary notwithstanding, in the event that any Lender shall give notice to the Credit Parties that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.8 or 2.9, if the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and such Lender shall fail to withdraw such notice within five (5) Business Days after receipt by such Lender of a written request for such withdrawal from a Credit Party; then, with respect to each such Lender (the “Terminated Lender”), the Credit Parties may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Revolving Loans in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 9.1 for a purchase price equal to the outstanding principal amount of the Revolving Loans assigned and accrued interest thereon and accrued and theretofore unpaid fees owing to such Terminated Lender under Section 2.6 through the date of assignment, to be paid by the Replacement Lender; provided, that concurrently with such assignment, the Credit Parties shall pay any amounts payable to such Terminated Lender to the date of such assignment pursuant to Sections 2.8 or 2.9 or otherwise as if it were a prepayment.  Upon the completion of such assignment and the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, that any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

2.13                        Mitigation.

A.             Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering the Revolving Loans of such Lender becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.8 or 2.9, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Revolving Commitments of such Lender or the affected Revolving Loans of such Lender through another lending office of such Lender, or (ii) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.8 or 2.9 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments or Revolving Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments or Revolving Loans or the interests of such Lender; provided that such Lender will not be obligated to utilize such other lending office pursuant to this Section 2.13 unless the Credit Parties agree to pay all incremental expenses incurred by such Lender as a result of utilizing such other lending office as described in clause (i) above.  A certificate as to the amount of any such expenses payable by the Credit Parties pursuant to this Section 2.13 (setting forth in reasonable detail the basis for requesting such amount and a calculation thereof in reasonable detail) submitted by such Lender to the Credit Parties (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

B.             Notwithstanding the provisions of Section 2.8, if any Lender fails to notify the Borrower of any event or circumstance which will entitle such Lender to compensation pursuant to Section 2.8 within 365 days after such Lender obtains knowledge of such event or circumstance, then such Lender shall not be entitled to compensation from the Borrower for any amount arising prior to the date which is 365 days before the date on which such Lender notifies the Borrower of such event or circumstance.

SECTION 3.                            CONDITIONS PRECEDENT

3.1                               Conditions to Effectiveness.

The obligations of the Lenders to make Credit Extensions on the Effective Date are subject to the satisfaction of the following conditions prior to or on the Effective Date; it being understood that the Lenders shall be under no obligation to make any Alternative Currency Loan unless and until the conditions set forth in Section 11 have been satisfied:

A.             Credit and Organizational Documents.  The Borrower shall deliver or cause to be delivered to the Administrative Agent on behalf of each Lender the following:

(i)             sufficient copies of each Loan Document originally executed and delivered by the Borrower for each Lender;

(ii)          copies of the Organizational Documents, dated a recent date prior to the Effective Date, certified as of the Effective Date (or a recent date prior to the Effective Date) by the appropriate governmental official or the secretary (or other appropriate officer) of the Borrower, as applicable;

(iii)       resolutions of the board of directors (or similar governing body) of the Borrower approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certified as of the Effective Date by the secretary (or other appropriate officer) of the Borrower as being in full force and effect without modification or amendment;

(iv)      signature and incumbency certificates of the officers of the Borrower executing the Loan Documents to which it is a party on behalf of the Borrower;

(v)         a good standing certificate or certificate of existence, as applicable, from the Secretary of State (or similar official) from the jurisdiction of formation of the Borrower, certified as of the Effective Date (or a recent date prior to the Effective Date) (the matters referenced in subsections 3.1A(ii)-(v) to be addressed in a secretary’s certificate substantially in the form of Exhibit VIII);

(vi)      an officer’s certificate from an officer of the Borrower substantially in the form of Exhibit IX, in form and substance satisfactory to the Administrative Agent, to the effect that all representations and warranties contained in this Agreement and the other Loan Documents are true, correct and complete (other than any such representation or warranty that expressly relates to an earlier date, in which case such representation or warranty shall have been true, correct and complete as of such earlier date); that the Borrower and its Subsidiaries are not in violation of any of the covenants contained in this Agreement and the other Loan Documents; that no event shall have occurred and be continuing or would result from the consummation of the transactions contemplated by this Agreement, that would constitute an Event of Default or a Potential Event of Default; and that the Borrower has satisfied each of the conditions to effectiveness set forth in this Section 3.1;

(vii)                                                   the Form 10, in form and substance reasonably satisfactory to the Agents and the Lead Arrangers; and

(viii)                                                such other documents as the Administrative Agent on behalf of the Lenders may reasonably request.

B.             Opinions of Counsel.  The Administrative Agent shall have received originally executed copies of one or more favorable written opinions of (i) Mayer, Brown, Rowe & Maw,  LLP, special New York and Delaware counsel for the Borrower and (ii) any additional legal opinions reasonably requested by the Administrative Agent, each in form and substance reasonably satisfactory to the Administrative Agent and its counsel, dated as of the Effective Date.

C.             Payment of Amounts Due.  The Borrower shall have paid to the Lead Arrangers and the Agents, all reasonable out-of-pocket costs, fees (including those fees due on the Effective Date referred to in Section 2.6), expenses (including reasonable legal fees and expenses of a single U.S. counsel) and other compensation payable on the Effective Date.

D.                                    The Distribution.

(i)             The Administrative Agent shall have received a fully executed copy of each of the Related Agreements and each such Related Agreement shall be in form and substance satisfactory to the Agents.

(ii)          All conditions to the consummation of the Distribution shall have been satisfied or waived (any such waiver to be with the consent of the Administrative Agent and the Syndication Agents).  The Distribution shall have become effective in accordance with the terms of the Separation and Distribution Agreement and the Form 10.

(iii)       The Administrative Agent shall have received evidence satisfactory thereto that all governmental, shareholder and material third party consents and approvals necessary in connection with the Distribution shall have been obtained and remain in effect.

(iv)      The Administrative Agent shall be satisfied that the proposed tax and accounting treatment of the Distribution and the proposed corporate and capital structure of the Borrower and its Subsidiaries after giving effect to the Distribution, (A) does not differ materially from the treatment and structure previously disclosed in writing by the Borrower to the Administrative Agent and the Syndication Agents and (B) is otherwise reasonably satisfactory to the Administrative Agent and the Syndication Agents.

(v)         The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the Distribution, and each such document, certificate and instrument shall be in form and substance reasonably satisfactory to the Agents.

E.               Ratings.  The Lead Arrangers shall have received evidence satisfactory to them that the Borrower’s stand-alone senior unsecured rating shall be at least Baa3 from Moody’s and BBB from S&P, each with at least a stable outlook.

F.               Existing Indebtedness.  The Administrative Agent shall have received evidence reasonably satisfactory to it that, on the Effective Date, the Borrower and its Subsidiaries have no Indebtedness other than pursuant to the Bridge Facility and as permitted by Section 6.2.

G.                                    Authorizations and Consents.

(i)             The Borrower shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Loan Documents, and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.  All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose material adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(ii)          Each of the Lenders shall have received, at least two (2) Business Days in advance of the Effective Date, all documentation and other information required by Governmental Authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including as required by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001.

H.             Material Adverse Effect.   Since December 31, 2003, there shall not have occurred a Material Adverse Effect.

I.                  No Litigation.  (i) No action, suit, investigation, litigation, arbitration or proceeding (whether administrative, judicial or otherwise) affecting the Borrower or any of its Subsidiaries shall be pending or threatened before any court, Governmental Authority or arbitrator that could be reasonably expected to, individually or in the aggregate, (A) have a Material Adverse Effect, other than the matters set forth in the Form 10 or in the Borrower’s filings with the Securities and Exchange Commission (the “Disclosed Litigation”), (B) materially impair the transactions contemplated by the Loan Documents or (C) in any manner call into question or challenge the Distribution, this Agreement or the making of the Revolving Loans and (ii) no material adverse change in the status, or financial effect on the Borrower or any of its Subsidiaries, of the Disclosed Litigation from that described in the Form 10 and in the Borrower’s filings with the Securities and Exchange Commission shall have occurred.

J.               Solvency Assurances.  The Administrative Agent shall have received a Financial Condition Certificate from the chief financial officer of the Borrower, dated the Effective Date, substantially in the form of Exhibit V annexed hereto and satisfactory to the Administrative Agent, and with appropriate attachments demonstrating that, before and after giving effect to the Distribution and any Debt Issuance and the other transactions contemplated by the Loan Documents, the Borrower and its Subsidiaries will be Solvent.

K.            Financial Statements; Projections.  The Lenders shall have received from the Borrower in respect of itself and its Subsidiaries, (i) the historical financial statements as provided in Section 4.4 of this Agreement, (ii) pro forma consolidated balance sheets of the Borrower and its Subsidiaries as of the Effective Date, prepared in accordance with GAAP and reflecting the consummation of the related financing and the other transactions contemplated by the Loan Documents, which pro forma financial statements shall be in form and substance satisfactory to Lenders and (iii) the Projections; it being acknowledged by the Lenders that each of the foregoing have been delivered as of the date hereof.

L.            Market Conditions.  There shall have not occurred or become known to any of the Lead Arrangers, any of the Agents or any of the Lenders any circumstance, change or condition in the financial or capital markets generally that, in the reasonable judgment of the Lead Arrangers, could materially impair the market for Securities or the consummation of a Debt Issuance by the Borrower, as described in Section 5.11 of the Bridge Facility, to refinance the Bridge Facility.

M.           Evidence of Insurance.  The Administrative Agent shall have received a certificate from the Borrower’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.4 is in full force and effect.

3.2          Conditions Precedent to each Credit Extension

Subject to Section 11, the obligations of Lenders to make any Credit Extension hereunder, including any Credit Extension made on the Effective Date, are subject to the satisfaction of the following conditions:

A.            Notice of Borrowing.  The Administrative Agent shall have received, in accordance with the provisions of Section 2.1B, originally executed Notice(s) of Borrowing signed by the applicable Credit Party.

B.            Outstanding Amounts.  After giving effect to the making of such Credit Extensions, (i) the Total Utilization of Revolving Commitments then in effect shall not exceed the Revolving Commitments then in effect and (ii) the aggregate Dollar Amount of Alternative Currency Loans shall not exceed the Alternative Currency Sublimit.

C.            Representations and Warranties.  The representations and warranties contained herein (excluding, except on the Effective Date, the representations and warranties made in the last sentence of Section 4.4 (Financial Condition), the first sentence of Section 4.5 (Material Adverse Effect) and the first sentence of Section 4.9 (Litigation)) shall be true, correct and complete in all material respects on and as of the date of such Credit Extension to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date.

D.            No Default.  No event shall have occurred and be continuing, or would result from the consummation of the borrowing of the Revolving Loans or the issuance of any Letter of Credit hereunder, that would constitute an Event of Default or a Potential Event of Default.

E.             Additional Documents.  The Administrative Agent shall have received each additional document, certificate, instrument, legal opinion or other item reasonably requested by it.

SECTION 4.         REPRESENTATIONS AND WARRANTIES

In order to induce the Agents and the Lenders to enter into this Agreement and to induce the Lenders to make each Credit Extension hereunder, each Credit Party represents and warrants to each Agent, each Lender and the Issuing Bank that the following statements are true, correct and complete:

4.1        Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

A.            Organization and Powers.  Each Credit Party and each of their respective Subsidiaries is duly organized, validly existing and in good standing, as applicable, under the laws of its jurisdiction of organization.  Each Credit Party and each of their respective Subsidiaries has all requisite power and authority to own, lease and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

B.            Qualification and Good Standing.  Each Credit Party and each of their respective Subsidiaries is duly qualified to do business and in good standing, as applicable, in every jurisdiction in which its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to have a Material Adverse Effect.

C.            Subsidiaries.  Schedule 4.1C sets forth a list of the Subsidiaries of each Credit Party as of the Effective Date.

4.2          Authorization of Borrowing, etc.

A.            Authorization of Borrowing, etc.  The execution, delivery and performance of each Loan Document to which it is a party have been duly authorized by all necessary action on the part of each Credit Party.

B.            No Conflict.  The execution, delivery and performance by each Credit Party of each Loan Document to which it is a party and the consummation of the transactions contemplated by each Loan Document to which it is a party do not and will not (i) violate any provision of any Applicable Law with respect to such Credit Party or any of its Subsidiaries, any of the Organizational Documents of such Credit Party or any of its Subsidiaries or any order, judgment or decree of any Governmental Authority binding on such Credit Party or any of its Subsidiaries, except to the extent such violation could not be reasonably expected to have a Material Adverse Effect, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of such Credit Party or any of its Subsidiaries, except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of such Credit Party or any of its Subsidiaries, or (iv) require any approval of stockholders, partners or members or any approval or consent of any Person under any Contractual Obligation of such Credit Party or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Effective Date and disclosed in writing to Administrative Agent.

C.            Governmental Consents.  The execution, delivery and performance by each Credit Party of each Loan Document to which it is a party and the consummation of the transactions contemplated by each Loan Document to which it is a party do not and will not require any Governmental Authorization.

D.            Binding Obligation.  Each of the Loan Documents to which it is a party has been duly executed and delivered by each Credit Party and is the legally valid and binding obligation of each Credit Party, enforceable against each Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.3          Valid Issuance of Securities.

The Capital Stock of the Borrower and each of its Subsidiaries has been duly and validly issued, fully paid and nonassessable.

4.4          Financial Condition.

The Borrower has heretofore delivered to the Administrative Agent the audited consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2003 and the related audited consolidated statements of income, stockholders’ equity and cash flows of the Borrower for the Fiscal Year then ended, together with all related notes and schedules thereto. All such statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.  Neither the Borrower nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and which in any such case could reasonably be expected to have a Material Adverse Effect.

4.5          No Material Adverse Change; No Restricted Payments.

Since December 31, 2003, no event or change has occurred that has caused or evidences, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  Neither the Borrower nor any of its Subsidiaries has, directly or indirectly, declared, ordered, paid or made, or set apart any sum or property for, any Restricted Payment or agreed to do so, except as permitted by Section 6.5.

4.6          Indebtedness.

Schedule 4.6 is a complete and correct listing of all Indebtedness of the Borrower and its Subsidiaries, other than Indebtedness permitted by Section 6.2 (excluding Section 6.2(ii)), in excess of $1,000,000 as of the Effective Date.  The Borrower and its Subsidiaries have performed and are in compliance with all of the terms of such Indebtedness and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default on the part of the Borrower or any of its Subsidiaries exists with respect to any such Indebtedness.

4.7          Title to Properties; Liens.

The Borrower and each of its Subsidiaries has (i) good and marketable title in fee simple (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good and marketable title to (in the case of all other personal property), all of its properties and assets reflected in the financial statements referred to in Section 4.4 or in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements as otherwise permitted under Section 6.6.  Except as permitted by this Agreement or as contemplated by the Loan Documents, all such properties and assets are free and clear of Liens.

4.8          Intellectual Property Matters.

Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, each of the Borrower and its Subsidiaries owns or possesses rights to use all franchises, licenses, copyright registrations, copyright applications, issued patents, patent applications, trademarks, trademark applications, trademark registrations, trademark rights, service marks, service mark applications, service mark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing which are required to conduct its business.  No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights (except for the expiration of patents in the ordinary course), and neither the Borrower nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations except to the extent any such revocation, termination, or infringement could not reasonably be expected to have a Material Adverse Effect.

4.9          No Litigation; Compliance with Laws.

Except for the Disclosed Litigation, there are no actions, suits, proceedings (whether administrative, judicial or otherwise), litigations, arbitrations or governmental investigations (whether or not purportedly on behalf of the Borrower or any of it Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), that are pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Neither the Borrower nor any of its Subsidiaries (i) is in

violation of any Applicable Laws (including, but not limited to, Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any Governmental Authority, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.10        Payment of Taxes.

Except as otherwise permitted under Section 5.5, all federal income Tax and other material Tax returns and reports of the Borrower and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such Tax returns to be due and payable and all material assessments, fees and other governmental charges upon the Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable.  Neither the Borrower nor any of its Subsidiaries knows of any proposed Tax assessment against the Borrower or any of its Subsidiaries which is not being actively contested by the Borrower or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.11        Employee Matters.

Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect.  There is (a) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries, or to the best knowledge of the Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the Borrower or any of its Subsidiaries or to the knowledge of the Borrower, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving the Borrower or any of its Subsidiaries, and (c) to the knowledge of the Borrower, no union representation question existing with respect to the employees of the Borrower or any of its Subsidiaries and, to the knowledge of the Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

4.12        No Default.

Neither the Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.13        Governmental Regulation.

Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or under any federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  Neither the Borrower nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.14        Securities Activities.

Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the Loans will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock in violation of the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

4.15        Employee Benefit Plans.

A.            Each of the Borrower and its ERISA Affiliates is in material compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan in all material respects.  Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service or has submitted or will submit a request for such a determination letter within the applicable remedial amendment period.

B.            No material liability to the PBGC (other than required premium payments) or the Internal Revenue Service has been or is expected to be incurred by the Borrower or any of its ERISA Affiliates with respect to any Employee Benefit Plan, and no ERISA Event has occurred or is reasonably expected to occur, the liability for which has not been satisfied in full or is immaterial in amount.

C.            The present value of the accrued benefit liabilities under each Pension Plan sponsored, maintained or contributed to by the Borrower or any of its ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan) as shown in the most recent Schedule B, and taken in the aggregate, did not exceed the aggregate current value of the assets of such Pension Plans by more than $85,000,000.

D.            As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Borrower or any of its ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all

Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is not expected to be material.  The Borrower and each of its Subsidiaries and each of their ERISA Affiliates have complied in all material respects with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

4.16        Certain Fees.

No broker’s or finder’s fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby except for such fees payable under Section 2.6 or as otherwise disclosed to the Lead Arrangers and the Agents, and the Credit Parties hereby indemnify each of the Lead Arrangers and each of the Agents and each Lender against, and agrees that it will hold each of the Lead Arrangers and each of the Agents and each Lender harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

4.17        Environmental Protection.

A.            Neither the Borrower nor any of its Subsidiaries nor any of their respective Facilities or operations is subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

B.            Neither the Borrower nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law, except to the extent that such letter or request could not reasonably be expected to have a Material Adverse Effect.

C.            There are and, to the Borrower’s and each of its Subsidiaries’ knowledge, have been no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

D.            Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Effect.

E.             Neither the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower, any predecessor of the Borrower or any Subsidiary of such predecessor, has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of the Borrower’s nor any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260 270 or any state equivalent, except to the extent that any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

F.             No event or condition has occurred or is occurring with respect to the Borrower or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

4.18        Solvency.

Each Credit Party, individually and together with its Subsidiaries, is, and will be, Solvent as of the Effective Date and as of the initial Credit Date of such Credit Party.

4.19        Pari Passu.

The Obligations and any other claims of the Lead Arrangers, the Agents and the Lenders arising hereunder or under any of the Loan Documents rank at least pari passu with the claims of all of the Credit Parties’ and their Subsidiaries’ other senior unsecured creditors, except those creditors whose claims are preferred by any bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally.

4.20        Restrictions.

There are no contractual restrictions on any Credit Party or any of their Subsidiaries which prohibit or otherwise restrict the transfer of cash or other assets from any such Subsidiary to such Credit Party, other than prohibitions or restrictions permitted under Section 6.4.

4.21        Related Agreements.

A.            Delivery.  The Borrower has delivered to the Agents (i) on the Effective Date, complete and correct copies of each Related Agreement and of all exhibits and schedules thereto as of the date hereof and (ii) copies of any material amendment, restatement, supplement or other modification to or waiver of each Related Agreement entered into after the Effective Date.

B.            Representations and Warranties.  Except to the extent otherwise expressly set forth herein or in the schedules hereto, and subject to the qualifications set forth therein, each of the representations and warranties given by the Borrower or any Subsidiary of the Borrower in any Related Agreement is true and correct in all material respects as of the Effective Date (or as of any earlier date to which such representation and warranty specifically relates).  Notwithstanding anything in any Related Agreement to the contrary, the representations and warranties set forth in this Section 4.21 shall, solely for purposes hereof, survive the Effective Date for the benefit of Lenders.

C.            Governmental Authorizations.  On the Effective Date, all Governmental Authorizations and all other authorizations, approvals and consents of any other Person required by the Related Agreements or to consummate the Distribution have been obtained and are in full force and effect.

D.            Conditions Precedent.  On the Effective Date, (i) all of the conditions to effecting or consummating the Distribution set forth in the Related Agreements have been duly satisfied or, with the consent of the Administrative Agent and the Syndication Agents, waived, and (ii) the

Distribution has been consummated in accordance with the Related Agreements and in material compliance with all Applicable Laws.

4.22        Disclosure.

No representation or warranty of any Credit Party or any of their Subsidiaries contained in any of the Loan Documents or in any other document, certificate or written statement furnished to any of the Agents or any of the Lenders by or on behalf of any Credit Party or any of their Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to such Credit Party or any of its Subsidiaries in the case of any document not furnished by any of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by any Credit Party to be reasonable at the time made, it being recognized by the Agents and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.  There are no facts known (or which should upon the reasonable exercise of diligence be known) to any Credit Party or any of its Subsidiaries (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to the Administrative Agent and each of the Syndication Agents for use in connection with the transactions contemplated hereby.

SECTION 5.         AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, so long as the Revolving Commitments shall remain in effect and until payment in full of all Obligations (other than Surviving Obligations) and cancellation or expiration of all Letters of Credit, unless the provisions of this Section 5 are waived or amended in accordance with Section 9.5, the Borrower shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1          Financial Statements and Other Reports.

The Borrower will deliver to Administrative Agent:

(i)    Quarterly Financial Statements: as soon as available, and in any event within 45 days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year, the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then-current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of the Borrower as fairly presenting, in all material respects, the financial condition of the Borrower and its Subsidiaries as at the date indicated and the results of their operations and cash flows for the periods indicated in conformity with GAAP, subject to the absence of footnotes and changes resulting from audit and normal year-end adjustments; provided, that the initial delivery of the financial statements required pursuant to this section 5.1(i) shall be delivered by May 28, 2004;

(ii)   Annual Financial Statements:  as soon as available, and in any event within 90 days after the end of each Fiscal Year, (i) the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail and certified by the chief financial officer of the Borrower as fairly presenting, in all material respects, the financial condition of the Borrower and its Subsidiaries as at the date indicated and the results of their operations and cash flows for the periods indicated; and (ii) with respect such consolidated financial statements a report thereon of Deloitte and Touche LLP or other independent certified public accountants of recognized national standing selected by the Borrower, and reasonably satisfactory to the Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(iii)  Compliance Certificate.  together with each delivery of financial statements of the Borrower and its Subsidiaries pursuant to Sections 5.1(i) and 5.1(ii), a duly executed and completed Compliance Certificate;

(iv)  Filings:  promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent by any Credit Party to its shareholders or other security holders, and (b) all material information filed by any Credit Party or any of their Subsidiaries with the Securities and Exchange Commission or any national securities exchange;

(v)   Notice of Default, etc.:  promptly upon (and in any event within five (5) Business Days after) any Responsible Officer of the Borrower obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default or that notice has been given to the Borrower or any of its Subsidiaries with respect thereto, (b) that any Person has given any notice to the Borrower or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 8.2, or (c) of the occurrence of any event or change that has caused or evidences, either in any case individually or in the aggregate, a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action the Borrower has taken, is taking and proposes to take with respect thereto;

(vi)  Notice of Litigation:  promptly upon (and in any event within five (5) Business Days after) any officer of any Credit Party obtaining knowledge of (a) the institution of, or non-frivolous threat of, any action, suit, proceeding, order, consent decree, settlement (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting the Borrower or any of its Subsidiaries or any of their respective property, including of the type described in Section 4.17 (collectively, “Proceedings”) or (b) any material development in any such Proceeding that, in the case of either (a) or (b) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to the Borrower or such Subsidiary to enable Lenders and their counsel to evaluate such matters;

(vii) Notice Regarding Contractual Obligations:  promptly (and in any event within five (5) Business Days) after any Contractual Obligation of any Credit Party or any of its Subsidiaries is terminated or amended, except to the extent such termination or amendment could not reasonably be expected to have a Material Adverse Effect;

(viii)   Change in Rating:  promptly upon (and in any event within five (5) Business Days after) obtaining knowledge thereof, written notice of any changes in the rating given the Borrower by Moody’s or S&P;

(ix)   ERISA:  (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the Borrower or any of its ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the United States Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower or any of its ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by the Borrower or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Administrative Agent shall reasonably request;

(x)    [Reserved.]

(xi)   Environmental Reports and Audits:  as soon as practicable following receipt thereof, copies of all environmental audits and reports with respect to environmental matters at any property, plant or other Facility or which relate to any environmental liabilities of the Borrower or its Subsidiaries which, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(xii)  Public Filings:  promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of the Securities and Exchange Commission, or distributed by the Borrower to its shareholders generally; and

(xiii) Other Information:  with reasonable promptness, such other information and data with respect to the Credit Parties and their Subsidiaries as from time to time may be reasonably requested by the Administrative Agent or any Lender.

5.2          Books and Records; Lenders Meetings.

The Borrower will, and will cause each of its Subsidiaries to keep proper books of records and account in which full, true and correct entries in all material respects in conformity with GAAP consistently applied shall be made of all material dealings and transactions in relation to its business and activities and permit representatives or agents of the Administrative Agent or any Lender to visit and inspect any of its properties or assets and examine and make abstracts from any of its books and records upon reasonable prior notice during normal business hours and as often as may reasonably be desired, and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and independent public accountants of the Borrower and its Subsidiaries so long as the Borrower is provided the opportunity to participate in such discussions.  The Borrower will, upon the request of the Administrative Agent or Requisite Lenders, participate in a meeting of the Administrative Agent and the Lenders once during each Fiscal Year to be held at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and the Administrative Agent) at such time as may be agreed to by the Borrower and the Administrative Agent.

5.3          Existence.

Except as otherwise permitted by Section 6.6, the Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights, privileges, licenses and franchises material to its business; provided, that neither the Borrower nor any of its Subsidiaries shall be required to preserve any such right, privilege, license or franchise if the Borrower or such Subsidiary shall reasonably determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to the Borrower or the Lenders.

5.4          Insurance.

The Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.

5.5          Payment of Taxes and Claims.

The Borrower will, and will cause each of its Subsidiaries to, pay all federal income Taxes and other material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon; provided, no such Tax need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor.  The Borrower will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income Tax return with any Person (other than the Borrower or any of its Subsidiaries).

5.6          Payment and Performance of Obligations.

The Borrower will, and will cause each of its Subsidiaries to, pay and perform all Obligations under this Agreement and the other Loan Documents.

5.7          Maintenance of Properties.

The Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Borrower and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

5.8          Compliance with Laws.

The Borrower will, and will cause each of its Subsidiaries to, comply with the requirements of all Applicable Laws, rules, regulations and orders of any Governmental Authority (including, but not limited to, all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9          Use of Proceeds.

A.            Proceeds of Loans.  The proceeds of each Credit Extension shall be used for general corporate purposes.

B.            Margin Regulations.  No part of the proceeds of the Revolving Loans made to a Credit Party will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock in violation of the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

5.10        Ownership of Subsidiary Borrowers.

The Borrower will, at all times, own, directly or indirectly, 100% of the Capital Stock of each Subsidiary Borrower.

5.11        Claims Pari Passu.

The Borrower shall ensure that at all times the Obligations and any other claims of the Lead Arrangers, the Agents and the Lenders arising hereunder or under any of the other Loan Documents rank at least pari passu with the claims of all of the Credit Parties’ or their

Subsidiaries’ other senior unsecured creditors, except those creditors whose claims are preferred by any bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally.

5.12        Further Assurances.

At any time or from time to time upon the request of the Administrative Agent, the Borrower will, and will cause each of its Subsidiaries to, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents.  In furtherance and not in limitation of the foregoing, the Borrower shall take, and shall cause each of its Subsidiaries to take, such actions as the Administrative Agent may reasonably request from time to time to ensure that the Guaranteed Obligations are guarantied by the Guarantor.

SECTION 6.  NEGATIVE COVENANTS

The Borrower covenants and agrees that, so long as the Revolving Commitments hereunder shall remain in effect and until payment in full of all Obligations (other than Surviving Obligations) and cancellation or expiration of all Letters of Credit, unless the provisions of this Section 6 are waived or amended in accordance with Section 9.6, the Borrower shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1          Liens.

The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(i)    Liens existing on the Effective Date and described on Schedule 6.1 hereto and other Liens securing Indebtedness existing on the Effective Date the individual principal amount of which does not exceed $500,000;

(ii)   Liens imposed by law for Taxes that are not yet required to be paid pursuant to Section 5.5;

(iii)  statutory Liens of landlords, banks (including rights of set-off), carriers, warehousemen, mechanics, repairmen, workmen and material men, and other Liens imposed by law, in each case incurred in the ordinary course of business for amounts not yet overdue or for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(iv)  deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness) incurred in the ordinary course of business;

(v)   easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title to real property of the Borrower or any Subsidiary of the Borrower, in each case which do not and will not, individually or in the aggregate, interfere in any material respect with the use or value thereof;

(vi)  any interest or title of a lessor or sublessor under any operating or true lease of real estate entered into by the Borrower or one of its Subsidiaries in the ordinary course of its business covering only the assets so leased;

(vii) Liens securing Indebtedness pursuant to Capital Leases permitted pursuant to Section 6.2; provided, that such Liens are only in respect of the property or assets subject to, and secure only, such Capital Leases;

(viii)   purchase money Liens in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by the Borrower or one of its Subsidiaries; provided, that (a) such Lien secures Indebtedness permitted by Section 6.2), (b) such Lien is incurred, and the Indebtedness secured thereby is created, within ninety (90) days after completion of such acquisition (or construction), (c) the Indebtedness secured thereby does not exceed 100% of the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (d) such Lien does not apply to any other property or assets of the Borrower or any of its Subsidiaries;

(ix)   Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(x)    licenses of patents, trademarks and other intellectual property rights granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of the Borrower or such Subsidiary; and

(xi)   Liens on assets of Persons acquired after the Effective Date subject to the terms of this Agreement; provided, that such Liens exist at the time such Person becomes a Subsidiary and were not created in anticipation thereof;

(xii)  Liens incurred in connection with Qualified Receivables Transactions; and

(xiii) Liens not otherwise permitted by the foregoing clauses of this Section 6.1 securing obligations in an aggregate principal amount at any time outstanding not to exceed 10% of Consolidated Net Worth.

Notwithstanding any of the foregoing exceptions, the Credit Parties will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Lien upon the Capital

Stock of any of their Subsidiaries or any Indebtedness owed to it by the Credit Parties or any of their Subsidiaries.

6.2          Indebtedness.

The Borrower shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(i)    Indebtedness owing by any wholly-owned Subsidiary of the Borrower to the Borrower or another wholly-owned Subsidiary of the Borrower;

(ii)   Indebtedness existing on the Effective Date and set forth on Schedule 4.6, but, in each case, not any extensions, renewals or replacements of such Indebtedness except (a) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement and (b) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended or are otherwise on substantially then prevailing market terms, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (a) or (b) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced or (C) be incurred, created or assumed if any Potential Event of Default or Event of Default has occurred and is continuing or would result therefrom;

(iii)  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within seven (7) Business Days of its incurrence;

(iv)  Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any of its Subsidiaries, pursuant to reimbursement or indemnification obligations to such Person, provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(v)   Indebtedness incurred by any Subsidiary of the Borrower arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of the Borrower or any such Subsidiary pursuant to such agreements, in connection with permitted dispositions of any business, assets or Subsidiary of the Borrower or any of its Subsidiaries;

(vi)  Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business of the Borrower and its Subsidiaries;

(vii) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries;

(viii)   Indebtedness (including guarantees of any such Indebtedness) pursuant to Permitted Foreign Credit Facilities, each to be provided to a Subsidiary of the Borrower located in a country other than the U.S. and to be used for ordinary course working capital purposes; provided that the total Indebtedness incurred pursuant to such foreign credit facilities (including guarantees of any such Indebtedness) shall not exceed an aggregate principal amount outstanding at any time of $25,000,000;

(ix)   the Obligations; and

(x)    other unsecured Indebtedness in an aggregate principal amount (inclusive of the Obligations of the Subsidiary Borrowers) at any time outstanding not to exceed 15% of Consolidated Net Worth.

6.3          Acquisitions.

The Borrower will not, and will not permit any of its wholly-owned Subsidiaries to, purchase or otherwise acquire (by merger or otherwise) all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person (any of the foregoing, an “Acquisition”) if an Event of Default or Potential Event of Default exists or would result from such transaction.

6.4          Restrictions on Subsidiary Distributions.

Except as provided herein, the Borrower shall not, and shall not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by the Borrower or any other Subsidiary of the Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to the Borrower or any other Subsidiary of the Borrower, (c) make loans or advances to the Borrower or any other Subsidiary of the Borrower, or (d) transfer any of its property or assets to the Borrower or any other Subsidiary of the Borrower, other than restrictions (i) existing under this Agreement or the Bridge Facility, (ii) in agreements evidencing Indebtedness pursuant to Capital Leases permitted by Section 6.2 that impose restrictions on the property so acquired (except that such agreements shall not in any manner limit the ability of the Borrower or any Subsidiary of the Borrower to pay dividends or make any other distribution) or (iii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, Joint Venture agreements and similar agreements entered into in the ordinary course of business.

6.5          Restricted Payments. The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, declare, pay, make or set aside any sum for any Restricted Payment if an

Event of Default or a Potential Event of Default exists or would result therefrom; provided, however, that Subsidiaries shall in no event be prohibited from paying, making or setting aside any sum for any Restricted Payment to the Borrower or any other Subsidiary.

6.6          Restriction on Fundamental Changes; Sales of Assets.

Except pursuant to the Distribution consistent with the terms of this Agreement, the Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sub-lessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any portion of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired except:

(i)            so long as no Potential Event of Default or Event of Default shall have occurred and be continuing, or would result after giving effect thereto, any Subsidiary of the Borrower may be merged with or into the Borrower or any wholly-owned Subsidiary of the Borrower, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Borrower or any wholly-owned Subsidiary of the Borrower; provided that in the case of such a merger (x) with the Borrower, the Borrower shall be the continuing or surviving Person and (y) not involving the Borrower, a wholly-owned Subsidiary shall be the continuing or surviving Person;

(ii)           sales or other dispositions of assets that do not constitute Asset Sales;

(iii)          the sale or other disposition of any property listed on Schedule 6.6;

(iv)          sales, leases or other dispositions of obsolete, worn out or surplus property;

(v)           any disposition of accounts receivable (including chattel paper, instruments and general intangibles) or notes receivable, the rights related to any of the foregoing and property related to any of the foregoing in connection with Qualified Receivables Transactions;

(vi)          Acquisitions permitted by Section 6.3; and

(vii)         Asset Sales (excluding any Asset Sale permitted by any other provision of this Section 6.6) in an aggregate amount in any Fiscal Year not exceeding 15% of Consolidated Net Worth as of the last day of the preceding Fiscal Year.

For purposes of clauses (iii) and (vi) above, any non-Cash proceeds consisting of notes or other debt Securities shall be valued at the principal amount thereof and any other non-Cash proceeds shall be valued at fair market value thereof.

6.7          [Reserved.].

6.8          Conduct of Business.

From and after the Effective Date, the Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any material business or conduct any activities other than engaging in the businesses now conducted by the Borrower and its Subsidiaries and businesses reasonably related thereto.

6.9          Accounting Changes; Fiscal Year.

The Borrower shall not make or permit, nor permit any of its Subsidiaries to make or permit, any change in the Fiscal Year of the Borrower or any of its Subsidiaries.

6.10        Other Indebtedness.

The Borrower shall not, and shall not permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness, or make any optional payment or any payment pursuant thereto, if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of such Subordinated Indebtedness (or of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be adverse to any Credit Party or the Lenders.

6.11        Transactions with Shareholders and Affiliates.

The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service or the making of any intercompany loan) with any Affiliate of the Borrower or any of its Subsidiaries, any holder of Capital Stock or other interests in the Borrower or any of its Subsidiaries, or any such Affiliate of any such holder, on fair and reasonable terms that are less favorable to the Borrower or such Subsidiary, as the case may be, than those that might be obtained at the time in a comparable arm’s length transaction from a Person who is not such a holder or Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction between the Borrower and its Subsidiaries or between such Subsidiaries to the extent otherwise permitted hereunder; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of the Borrower and its Subsidiaries; (c) compensation arrangements for officers and other employees of the Borrower and its Subsidiaries entered into in the ordinary course of business; (d) any transaction entered into pursuant to or contemplated by the Separation and Distribution Agreement; (e) transactions described on Schedule 6.11; and transactions in connection with Qualified Receivables Transactions permitted under this Agreement.

6.12        [Reserved.].

6.13        [Reserved.].

6.14        Financial Covenants.

A.  Interest Coverage Ratio.  The Borrower shall not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter, for the four Fiscal Quarter period then ended, to be less than 5.00:1.00.

B.  Leverage Ratio.  The Borrower shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter, for the four Fiscal Quarter period then ended, to exceed 3.00 to 1.00.

C.  Minimum Consolidated Net Worth.  The Borrower shall not at any time permit Consolidated Net Worth to be less than the sum of (i) $700,000,000 plus (ii) an amount equal to 50% of Consolidated Net Income (if positive) for each Fiscal Quarter, commencing with the fiscal quarter ending June 30, 2004.

D.  Certain Calculations.  With respect to any period during which a Acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 6.14, Consolidated Adjusted EBIT and Consolidated Adjusted EBITDA shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of the Borrower) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of the Borrower and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

6.15        Interest Rate Agreements and Currency Agreements.

The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any Interest Rate Agreement or Currency Agreement after the Effective Date except Interest Rate Agreements and Currency Agreements entered into in the ordinary course of business (and not for speculative purposes) to hedge or manage risks to which the Borrower or any such Subsidiary is exposed in the conduct of its business or the management of its liabilities.

SECTION 7.         GUARANTY

7.1          Guaranty of the Obligations.

The Guarantor hereby irrevocably and unconditionally guarantees to the Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations of the Subsidiary Borrowers when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

7.2          Payment by the Borrower.

The Guarantor hereby agrees, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against the Guarantor by virtue hereof, that upon the failure of any Subsidiary Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C.  § 362(a)), the Guarantor will upon demand pay, or cause to be paid, in Cash, to the Administrative Agent for the ratable benefit of the Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for such Subsidiary Borrower becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Beneficiaries as aforesaid.

7.3          Liability of Guarantor Absolute.

The Guarantor agrees that its Obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, the Guarantor agrees as follows:

(a)             this Guaranty is a guaranty of payment when due and not of collectability.  This Guaranty is a primary obligation of the Guarantor and not merely a contract of surety;

(b)             the Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between any Credit Party and any Beneficiary with respect to the existence of such Event of Default;

(c)             the Obligations of the Guarantor hereunder are independent of the Obligations of the Borrower and the Subsidiary Borrowers and the obligations of any other guarantor (including any other Guarantor), and a separate action or actions may be brought and prosecuted against the Guarantor whether or not any action is brought against the Borrower or any Subsidiary Borrower or any of such other guarantors and whether or not the Borrower or any Subsidiary Borrower is joined in any such action or actions;

(d)             payment by the Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge the Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid.  Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce the Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release the Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit;

(e)             any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of the Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantor against any Subsidiary Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents; and

(f)              this Guaranty and the obligations of the Guarantor hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not the Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for Indebtedness other than the Guaranteed Obligations) to the payment of Indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which any Credit Party may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of the Guarantor as an obligor in respect of the Guaranteed Obligations.

7.4          Waivers by Guarantor.

The Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by the Guarantor, to (i) proceed against the Borrower or the Subsidiary Borrowers, any other guarantor of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower or any Subsidiary Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of the Borrower or any Subsidiary Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any Subsidiary Borrower including any defense based on or arising out of the illegality, lack of validity or unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any Subsidiary Borrower from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of the Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting the Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to any Subsidiary Borrower and notices of any of the matters referred to in Section 7.2 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.5          Guarantor’s Rights of Subrogation, Contribution, etc.

Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, the Guarantor hereby waives any claim, right or remedy, direct or indirect, that the Guarantor now has or may hereafter have against any Subsidiary Borrower or any of its assets in connection with this Guaranty or the performance by the Guarantor of its Obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that the Guarantor now has or may hereafter have against any Subsidiary Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against any Subsidiary Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary.  In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, the Guarantor shall withhold exercise of any right of contribution the Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations.  The Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification the Guarantor may have against any Subsidiary Borrower or against any collateral or security, and any rights of contribution the Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against any Subsidiary Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor.  If any amount shall be paid to the Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for the Administrative Agent on behalf of the Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of the Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.6          Subordination of Other Obligations.

Any Indebtedness of any Subsidiary Borrower now or hereafter held by the Guarantor is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of the Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of the Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Guarantor under any other provision hereof.

7.7          Continuing Guaranty.

This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled.  The Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.8          Authority of Credit Parties.

It is not necessary for any Beneficiary to inquire into the capacity or powers of any Credit Party or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.9          Financial Condition of Credit Parties.

Any Credit Extension may be made to any Credit Party or continued from time to time, without notice to or authorization from the Guarantor regardless of the financial or other condition of any Credit Party at the time of any such grant or continuation is entered into, as the case may be.  No Beneficiary shall have any obligation to disclose or discuss with the Guarantor its assessment, or the Guarantor’s assessment, of the financial condition of any Credit Party.  The Guarantor has adequate means to obtain information from the other Credit Parties on a continuing basis concerning the financial condition of the other Credit Parties and their ability to perform their Obligations under the Loan Documents, and the Guarantor assumes the responsibility for being and keeping informed of the financial condition of the other Credit Parties and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  The Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of any other Credit Parties now known or hereafter known by any Beneficiary.

7.10        Bankruptcy, etc.

(a)             So long as any Guaranteed Obligations remain outstanding, the Guarantor shall not, without the prior written consent of the Administrative Agent acting pursuant to the instructions of the Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against any other Credit Party.  The Obligations of the Guarantor hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Credit Party or by any defense which such Credit Party or any other Credit Party may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)             The Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of the Guarantor and the Beneficiaries that the Guaranteed Obligations which are guaranteed by the Guarantor pursuant hereto should be determined without regard to any rule of law or order which may relieve any other Credit Party of any portion of such Guaranteed Obligations.  The Guarantor will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)             In the event that all or any portion of the Guaranteed Obligations are paid by any Credit Party, the Obligations of the Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

SECTION 8.         EVENTS OF DEFAULT

If any of the following conditions or events (each an “Event of Default”) shall occur:

8.1          Failure to Make Payments When Due.

Failure by any Credit Party to pay (i) any installment of principal of any Revolving Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment, by demand pursuant to Section 7 or otherwise; (ii) when due any amount payable to the Issuing Bank in reimbursement of any drawing under a Letter of Credit; or (iii) any interest on any Revolving Loan or any fee or any other amount due under this Agreement within five (5) days after the date due; or

8.2          Default in Other Agreements.

Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1 above) in excess of $20,000,000 in the aggregate and in each case beyond the end of any grace period provided therefor, if any; or (ii) breach or default by any Credit Party or any of their respective Subsidiaries with respect to any other material term of (a) one or more items of such Indebtedness or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the end of any grace period provided therefor, if any, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders) to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

8.3          Breach of Certain Covenants.

Failure of any Credit Party to perform or comply with any term or condition contained in Sections 5.1(v)(a), 5.3 (solely with respect to (1) the existence of any Credit Party and (2) the failure of the Borrower to preserve or keep in full force and effect its rights, privileges, licenses and franchises if such failure would reasonably be expected to have a Material Adverse Effect), 5.9 or Section 6 of this Agreement; or

8.4          Breach of Representation or Warranty.

Any representation, warranty, certification or other statement made by any Credit Party in any Loan Document or in any statement or certificate at any time given by such Credit Party in writing pursuant thereto or in connection therewith shall be false in any material respect on the date as of which made; or

8.5          Other Defaults Under Loan Documents.

Any Credit Party shall default in the performance of or compliance with any term contained in this Agreement or any other Loan Document (other than those specified in Sections 8.1, 8.2, 8.3 and 8.4) and such default or non-compliance shall not be cured or waived within thirty (30) days  after the applicable Credit Party shall have received notice from the Administrative Agent of such default; or

8.6          Involuntary Bankruptcy; Appointment of Receiver, etc.

(i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any the Borrower or any of its Significant Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against the Borrower or any of its Significant Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, examiner, custodian or other officer having similar powers over the Borrower or any of its Significant Subsidiaries, or over all or a substantial part of their respective property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee, examiner or other custodian of the Borrower or any of its Significant Subsidiaries for all or a substantial part of their respective property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Borrower or any of its Significant Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days unless dismissed, bonded or discharged; or

8.7          Voluntary Bankruptcy; Appointment of Receiver, etc.

The Borrower or any of its Significant Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Borrower or any of its Subsidiaries shall make any assignment for the benefit of creditors; or the Borrower or  any of its Significant Subsidiaries shall be unable, or shall fail generally, or shall admit in writing their respective inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of the Borrower or any of its Significant Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in this Section 8.7 or in Section 8.6 above; or

8.8          Judgments and Attachments.

Any money judgment, writ or warrant of attachment or similar process involving in excess of $20,000,000 (not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against the Borrower or any of its Subsidiaries, or any of their respective assets, and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or

8.9          Dissolution.

Any order, judgment or decree shall be entered against the Borrower or any of its Subsidiaries decreeing the dissolution or split up of such Person; or

8.10        Employee Benefit Plans.

There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of the Borrower or any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $10,000,000 during the term of this Agreement; or there shall exist any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 412(n) of the Internal Revenue Code or under ERISA; or

8.11        Change in Control.

A Change of Control shall occur; or

8.12        Repudiation of Obligations.

At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or the Guarantor shall repudiate its Obligations thereunder, (ii) this Agreement for any reason shall cease to be in full force and effect (other than by reason of the satisfaction in full of the Obligations) or shall be declared null and void, or (iii) any Credit Party shall contest the validity or enforceability of any Loan Document, or deny that it has any further liability under any Loan Document to which it is a party;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.6 or 8.7, automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to the Borrower by the Administrative Agent, (A) the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of the Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Revolving Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations; provided, the foregoing shall not affect in any way the obligations of Lenders under Section 2.2E; and (C) the Administrative Agent shall direct the Borrower to pay (and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Sections 8.6 and 8.7 to pay) to the Administrative Agent such additional amounts of cash, to be held as security for the Borrower’s reimbursement Obligations in respect of Letters of Credit then outstanding, equal to the Letter of Credit Usage at such time.

SECTION 9.         MISCELLANEOUS

9.1          Assignments and Participations in Loans and Letters of Credit.

A.            Right to Assign.  Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Revolving Commitments or Revolving Loans owing to it or other Obligation (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Revolving Loan and any related Revolving Commitment):  (i) to any Person meeting the criteria of clause (A) of the definition of the term of “Eligible Assignee” or to any Approved Fund upon the giving of notice to the Borrower and the Administrative Agent; and (ii) to any Person meeting the criteria of clause (B) of the definition of the term of “Eligible Assignee” and consented to by each of the Borrower and the Administrative Agent (such consent not to be (x) unreasonably withheld or delayed and, (y) in the case of the Borrower, required at any time an Event of Default shall have occurred and then be continuing); provided, further each such assignment pursuant to this Section 9.1A shall be in an aggregate amount of not less than $5,000,000, which such amount shall be reduced to $1,000,000 at any time an Event of Default shall have occurred and be continuing (or such lesser amount as may be agreed to by the Borrower and the Administrative Agent or as shall constitute the aggregate amount of the Revolving Commitments and Revolving Loans of the assigning Lender).

B.            Requirements.  The assigning Lender and the assignee thereof shall execute and deliver to the Administrative Agent an Assignment Agreement, together with (i) a processing and recordation fee of $3,500, and (ii) such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.8B(iii).

C.            Acceptance and Notice of Assignment.  Upon its receipt of a duly executed and completed Assignment Agreement, together with the processing and recordation fee referred to in Section 9.1B (and any forms, certificates or other evidence required by this Agreement in connection therewith), the Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to the Borrower and shall maintain a copy of such Assignment Agreement.

D.            Representations and Warranties of Assignee.  Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Effective Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Revolving Commitments or Revolving Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Revolving Commitments or Revolving Loans for its own account in the ordinary course of its business and without a view to distribution of such Revolving Commitments or Revolving Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 9.1, the disposition of such Revolving Commitments or Revolving Loans or any interests therein shall at all times remain within its exclusive control).

E.             Effect of Assignment.  Subject to the terms and conditions of this Section 9.1, as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 9.9) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Loan Documents to the contrary notwithstanding, (y) the Issuing Bank shall continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and (z) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Revolving Commitments shall be modified to reflect the Revolving Commitment of such assignee and any Revolving Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Revolving Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Revolving Notes to Administrative Agent for cancellation, and thereupon the Credit Parties shall issue and deliver new Revolving Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Revolving Commitments and/or outstanding Revolving Loans of the assignee and/or the assigning Lender.

F.             Certain Other Permitted Assignments.  In addition to any other assignment permitted pursuant to this Section 9.1, any Lender may assign and/or pledge all or any portion of its Loans, the other obligations owed by or to such Lender, and its Letters of Credit, if any, to secure obligations of such Lender including to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided that no such assignment or pledge shall release any Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

G.            Participations.  Each Lender shall have the right at any time to sell one or more participations to any Person (other than the Credit Parties, any of their Subsidiaries or any of their Affiliates) in all or any part of its Revolving Commitments, Revolving Loans or other Obligations.  The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Revolving Loan or Revolving Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Event of Default or of a mandatory reduction in the Revolving Commitment shall not constitute a change in the terms of such participation, and that an increase in any Revolving Commitment or Revolving Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof) or (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement.  The Credit Parties agree that each participant shall be entitled to the benefits of Sections 2.9C and 2.8 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.1A; provided, (i) a participant shall not be entitled to receive any greater payment under Section 2.8 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the applicable Credit Party’s prior written consent and (ii) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.8B unless the applicable Credit Party is notified of the participation sold to such participant and such participant agrees, for the benefit of such Credit Party, to comply with Section 2.8B as though it were a Lender.  To the extent permitted by law, each participant also shall be entitled to the benefits of Section 9.5 as though it were a Lender, provided such participant agrees to be subject to Section 9.19 as though it were a Lender.

9.2          Expenses.

Whether or not the transactions contemplated hereby shall be consummated, the Credit Parties agree to pay promptly (i) all the actual and reasonable costs and out-of-pocket expenses of preparation of the Loan Documents; (ii) all the costs of furnishing all opinions by counsel for the Credit Parties; (iii) the reasonable fees, out-of-pocket expenses and disbursements of a single U.S. counsel, a special Canada counsel and a special Ireland counsel to the Lead Arrangers and the Agents in connection with the negotiation, preparation and execution of the Loan Documents and any other documents or matters requested by the Credit Parties; (iv) all the actual and reasonable costs and out-of-pocket reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (v) all other actual and reasonable costs and out-of-pocket expenses incurred by each Lead Arranger, the Administrative Agent and each Syndication Agent in connection with the syndication of the Loans and the negotiation, preparation and execution of the Loan Documents and the transactions contemplated thereby; (vi) all actual and reasonable costs and out-of-pocket expenses incurred by the Administrative Agent in connection with any consents, amendments, waivers or other modifications of the Loan Documents (including the reasonable fees, out-of-pocket expenses and disbursements of counsel to the Administrative Agent in connection therewith) and, (vii) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including, without duplication, allocated costs of internal counsel) and costs of settlement, incurred by any Agent or Lender in enforcing any Obligations of or in collecting any payments due from the Credit Parties hereunder or under the other Loan Documents by reason of such Event of Default (including in connection with the sale of, collection from, or other realization upon any collateral) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

9.3          Indemnity.

A.            In addition to the payment of expenses pursuant to Section 9.2, whether or not the transactions contemplated hereby shall be consummated, the Credit Parties agree to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless each of the Lead Arrangers and Agents and each Lender, and the respective partners, officers, directors, employees, agents, attorneys, and affiliates of each of the Lead Arrangers and each of the Agents and each Lender (collectively called the “Indemnitees”), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that the Credit Parties shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee or any of its Affiliates as determined by a final judgment of a court of competent jurisdiction.  As used herein, “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including environmental claims), costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreements to make the Credit Extensions hereunder or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including the enforcement of the Guaranty)).

B.            To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 9.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the Credit Parties shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

C.            To the extent permitted by applicable law, the Credit Parties and each of their Subsidiaries shall not assert, and each hereby waives, any claim against the Lenders, the Agents, the Lead Arrangers and their respective Affiliates, officers, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages  (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any other Loan Document, or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and the Credit Parties and each of its Subsidiaries hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

9.4          Exception for Subsidiary Borrowers.

Notwithstanding the foregoing, nothing in Sections 9.2 and 9.3 shall require a payment by a Subsidiary Borrower if such payment would violate any Applicable Law or if any Applicable Law would require minority shareholder approval, a valuation or a discretionary order, provided that the Guarantor shall be liable for any such payment referred to in this Section 9.4.

9.5          Set-Off.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each of the Agents and each Lender (and each of their respective Affiliates) is hereby authorized by the Credit Parties at any time or from time to time subject, except in the case of an Event of Default under Section 8.1, 8.6 or 8.7, to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to the Credit Parties or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Agent or such Lender (or such Affiliate), and any of their respective affiliates, as the case may be, to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Agent or such Lender under this Agreement and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not (i) such Agent or such Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 9 and although said Obligations, or any of them, may be contingent or unmatured.

9.6          Amendments and Waivers.

No amendment, modification, termination or waiver of any provision of this Agreement or of any other Loan Document, or consent to any departure by the Credit Parties therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders; provided, that no amendment, modification, termination, waiver or consent shall, without the consent of each Lender: (i) extend the scheduled final maturity of any Revolving Loan or Revolving Note; (ii) waive, reduce or postpone any scheduled repayment (but not prepayment); (iii) reduce the rate of interest on any Revolving Loan or any fee or other amount payable hereunder; (iv) extend the time for payment of any such interest, fees or other amounts; (v) extend the stated expiration date of any Letter of Credit beyond the Maturity Date; (vi) reduce the principal amount of any Revolving Loan or Revolving Note; (vii) amend, modify, terminate or waive any provision of this Section 9.6; (viii) amend, modify or replace the definition of “Requisite Lenders” or “Pro Rata Share”, or any provision of this Agreement which would alter the pro rata sharing of payments required hereunder; (ix) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement; or (x) release the Guarantor from its Obligations under the Guaranty; provided, further, that no such amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Credit Party therefrom, shall: (1) increase the Revolving Commitments of any Lender over the amount thereof then in effect without the consent of such Lender; or (2) amend, modify, terminate or waive any provision of this Agreement as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.  The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Credit Party in any case shall entitle such Credit Party to any other or further notice or demand in similar or other circumstances.

9.7          Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

9.8          Notices.

A.            Generally.  Unless otherwise specifically provided herein, all notices or other communications provided for hereunder between the Credit Parties and any other Person party hereto shall be in writing (including telecopier or electronic mail) and mailed, sent by overnight courier, telecopied, e-mailed, or delivered to, in the case of each signatory to this Agreement, at its address set forth on the signature pages hereto, or, as to each party, at such other address or to such other person as shall be designated by such party in a written notice to all other parties.  Any notice, request or demand to or upon the Borrower or any other Person party hereto shall not be effective until received.

B.            Intralinks.

(i)      The Credit Parties hereby agree that they will provide to the Administrative Agent all information, documents and other materials that they are obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, borrowing or other Credit Extension (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Potential Default or Event of Default or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other Credit Extension hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com.  In addition, the Credit Parties  agree to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents  but only to the extent requested by the Administrative Agent.

(ii)     The Credit Parties further agree that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

(iii)   THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS,  OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY

LIABILITY TO THE CREDIT PARTIES, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE CREDIT PARTIES’ OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(iv)    The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.  Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.  Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

C.            Notices to Subsidiary Borrowers.  Each Subsidiary Borrower hereby designates the Borrower as its representative and agent on its behalf for the purposes of giving and receiving all notices (other than Notices of Borrowing) and any other documentation required to be delivered to it pursuant to this Agreement and any other Loan Document by the Administrative Agent or any Lender.  The Borrower hereby accepts such appointment.  The Agents and the Lenders may regard any notice (other than Notices of Borrowing) or other communication pursuant to any Loan Document from the Borrower as a notice or communication from all borrowers, and may give any notice or communication required or permitted to be given to any Subsidiary Borrower or Subsidiary Borrowers hereunder to the Borrower on behalf of such Subsidiary Borrower or Subsidiary Borrowers.  Each Subsidiary Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower shall be deemed for all purposes to have been made by such Subsidiary Borrower and shall be binding upon and enforceable against such Subsidiary Borrower to the same extent as if the same had been made directly by such Subsidiary Borrower.

9.9          Survival of Representations, Warranties and Agreements.

A.            All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

B.            Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Credit Parties set forth in Sections 2.8, 2.9C, 9.2, 9.3 and 9.5 and the agreements of Lenders set forth in Sections 9.19, 10.2C and 10.4 shall survive the payment of the Revolving Loans and the termination of this Agreement.

9.10        Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of any Lead Arranger, any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to each Lead Arranger, each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any other Loan Document.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

9.11        Marshalling; Payments Set Aside.

No Agent or Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Credit Party makes a payment or payments to the Administrative Agent or the Lenders (or to the Administrative Agent, on behalf of the Lenders) or the Administrative Agent or the Lenders enforce any security interests or exercises their rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or set-off had not occurred.

9.12        Severability.

In case any provision in or obligation under any Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations of such Loan Document, the other Loan Documents or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

9.13        Headings.

Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

9.14        Applicable Law.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

9.15        Successors and Assigns.

This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Lenders (it being understood that each Lender’s rights of assignment are subject to Section 9.1).  The Credit Parties may not assign or delegate its rights or obligations hereunder or any interest therein without the prior written consent of each Lender.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees, and Affiliates of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

9.16        Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE CREDIT PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

(I)            ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(II)           WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(III)         AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH CREDIT PARTY AT ITS ADDRESS SET FORTH ON THE SIGNATURE PAGES HERETO;

(IV)         AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

(V)          AGREES THAT EACH AGENT AND EACH LENDER RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION; AND

(VI)         AGREES THAT THE PROVISIONS OF THIS SECTION 9.16 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND

ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

9.17        Waiver of Jury Trial.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims.  Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings.  Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.17 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

9.18        Confidentiality.

Each Agent and Lender shall hold all confidential, proprietary or non-public information regarding the Credit Parties and their respective Subsidiaries and their respective businesses which has been identified as confidential by any such Credit Party and obtained pursuant to the requirements of this Agreement in accordance with such Agent’s or Lender’s customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, it being understood and agreed by the Credit Parties that in any event each Lender may make disclosures (i) to Affiliates of such Agent or Lender and the directors, officers, employees, agents, advisors and other representatives of such Agent or Lender and their Affiliates (and to other persons authorized by an Agent or Lender to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 9.18); (ii) reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by any Lender of its Revolving Loans or any interest therein; provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties or their Subsidiaries received by it from any of the Agents or any Lender; (iv) required or requested by any Governmental Authority or representative thereof; provided that unless specifically prohibited by applicable law, court order or similar regulatory process, each Agent and Lender shall make reasonable efforts to notify the Credit Parties of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Agent or Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information; (v) to any other party hereto; (vi) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (vii) to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Credit Parties and their Obligations; (viii) with the consent of the applicable Credit Party or (ix) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section 9.18 or (y) becomes available to any Agent, any Lender or their respective Affiliates on a nonconfidential basis from a source other than the Credit Parties so long as such Agent, such Lender or such Affiliate does not have knowledge that such source has an obligation to any Credit Party to keep such information confidential; provided, that in no event shall any Agent or Lender be obligated or required to return any materials furnished by any Credit Party or any of its Subsidiaries.  Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons, without limitations of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their and their respective Affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.

9.19        Ratable Sharing.

The Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Revolving Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of facility fees or commitment fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender), which is greater than the proportion received by any other Lender in respect to of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify the Administrative Agent of the receipt of such payment and (ii) apply a portion of such payment to purchase (for cash at face value) participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment), or such other adjustments as shall be equitable, in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of any Credit Party or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  The Credit Parties and each of their Subsidiaries expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by the Credit Parties or any of their Subsidiaries to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

9.20        Counterparts; Effectiveness.

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

9.21        Obligations Several; Independent Nature of Lenders’ Rights.

The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Revolving Commitment of any other Lender hereunder.  Nothing contained herein or in any other Loan Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

9.22        Usury Savings Clause.

Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate.  As used herein, “Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Credit Parties shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of the Lenders and the Credit Parties to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Revolving Loans made hereunder or be refunded to the Credit Parties.

9.23        Judgment Currency.

The obligation of the Credit Parties to make payments of the principal of and interest on the Obligations in the Currency specified for such payment shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any other currency, except to the extent that such tender or recovery shall result in the actual receipt by the Administrative Agent or the applicable Lender of the full amount of the particular Currency expressed to be payable pursuant to the applicable Loan Document.  The Administrative Agent shall, using all amounts obtained or received from the applicable Credit Party pursuant to any such tender or recovery in payment of principal of and interest on the Obligations, promptly purchase the applicable Currency at the most favorable spot exchange rate determined by the Administrative Agent to be available to it.  The obligation of the Credit Parties to make payments in the applicable Currency shall be enforceable as an alternative or additional cause of action solely for the purpose of recovering in the applicable Currency the amount, if any, by which such actual receipt shall fall short of the full amount of the currency expressed to be payable pursuant to the applicable Loan Document.

SECTION 10.       AGENTS

10.1        Appointment.

ABN AMRO Bank and MSSF are hereby appointed as Syndication Agents hereunder, and each Lender hereby authorizes the Syndication Agents to act as its agents in accordance with the terms of this Agreement and the other Loan Documents.  Bank One, NA and Bank of America, N.A. are hereby appointed as Documentation Agents hereunder, and each Lender hereby authorizes the Documentation Agents to act as its agents in accordance with the terms of this Agreement and the other Loan Documents.  Citicorp is hereby appointed by each Lender as the Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes the Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents.  Each Agent hereby agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable.  The provisions of this Section 10 are solely for the benefit of the Agents and the Lenders, and the Credit Parties shall have no rights as a third party beneficiary of any of the provisions thereof.  In performing its functions and duties under this Agreement, each of the Agents shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Credit Party or any of their respective Subsidiaries.

10.2        Powers and Duties; General Immunity.

A.            Powers; Duties Specified.  Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  Each Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents.  Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  No Agent shall have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.  Anything herein to the contrary notwithstanding, none of the Lead Arrangers or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as a Lender or the Issuing Bank hereunder.

B.            No Responsibility for Certain Matters.  No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to the Lenders or by or on behalf of the Credit Parties to any Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of the Credit Parties or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents (other than to confirm receipt of items required under this Agreement or any Loan Document to be delivered to such Agent) or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Potential Event of Default (unless and until notice describing such Event of Default or Potential Event of Default is given to such Agent by a Credit Party or any other Agent) or to make disclosures with respect to the foregoing.  Anything contained in this Agreement to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Revolving Loans or the component amounts thereof.

C.            Exculpatory Provisions.  No Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct.  Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this

Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Requisite Lenders (or such other the Lenders as may be required to give such instructions under Section 9.6) and, upon receipt of such instructions from the Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions.  Without prejudice to the generality of the foregoing, (i) each of Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Credit Parties and their Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 9.6).

D.            Agents Entitled to Act as Lenders.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Revolving Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity.  Any Agent and its Affiliates may accept deposits from, lend money to, own Securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Credit Parties or any of their Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Credit Parties for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

10.3        Representations and Warranties; No Responsibility For Appraisal of Creditworthiness.

Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Credit Parties and their Subsidiaries in connection with the making of the Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Credit Parties and their Subsidiaries.  No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Revolving Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders.

10.4                        Right to Indemnity.

Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by the Credit Parties to the full extent required by this Agreement or any other Loan Document, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided (a) that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct and (b) no Lender shall be liable for the payment of any portion of an Indemnified Liability pursuant to this Section 10.4 unless such Indemnified Liability was incurred by such Agent in its capacity as such or by another Person acting for such Agent in such capacity.  If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

10.5                        Successor Administrative Agent.

The Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Lenders and the Credit Parties, and the Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Credit Parties and the Administrative Agent and signed by the Requisite Lenders.  Upon any such notice of resignation or any such removal, the Requisite Lenders shall have the right, with, so long as no Potential Event of Default or Event of Default exists, the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), upon five (5) Business Days’ notice to the Credit Parties, to select a successor Administrative Agent.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.

10.6                        Agents Under Guaranty.

Each Lender hereby authorizes the Administrative Agent on behalf of and for the benefit of the Lenders, to be the agent for and representative of the Lenders with respect to the Guaranty.

10.7                        Acknowledgment of Potential Related Transactions.

The Credit Parties hereby acknowledge their understanding that each of the Lead Arrangers, each of the Agents and each of the Lenders may from time to time effect transactions (for its own account or the account of customers), and hold positions in loans or options on loans that may be the subject of this arrangement.  In addition, certain Affiliates of the Lenders are full service securities firms and as such may from time to time effect transactions (for its own account or the account of customers), and hold positions, in loans or options on loans or securities or options on securities that may be the subject of this arrangement.  In addition, each of the Lead Arrangers, each of the Agents and each of the Lenders may employ the services of its Affiliates in providing certain services hereunder and may, subject to Section 9.18, exchange with such Affiliates information concerning the Credit Parties and other companies that may be the subject of this arrangement.

SECTION 11.                     JOINDER OF SUBSIDIARY BORROWERS

The obligations of the Lenders to make Alternative Currency Loans to any Subsidiary Borrower on or after the Effective Date are subject to the satisfaction of the following conditions by such Subsidiary Borrower:

A.                                    Joinder Agreement.  The Subsidiary Borrower requesting such Alternative Currency Loan shall deliver or cause to be delivered to the Administrative Agent on behalf of each Lender a Joinder Agreement duly executed by such Subsidiary Borrower (and the other parties thereto).

B.                                    Organizational Documents.  The Subsidiary Borrower requesting such Alternative Currency Loan shall deliver or cause to be delivered to the Administrative Agent on behalf of each Lender the following:

(i)             an originally executed Revolving Loan Note or Revolving Loan Notes substantially in the form of Annex A to the Joinder Agreement to evidence such Lender’s Revolving Loans to such Subsidiary Borrower;

(ii)          copies of the Organizational Documents, dated a recent date, certified as of such date (or a recent date prior thereto) by the appropriate governmental official or the secretary (or other appropriate officer) of such Subsidiary Borrower, as applicable;

(iii)       resolutions of the board of directors (or similar governing body) of such Subsidiary Borrower approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certified as of the Joinder Date by the secretary (or other appropriate officer) of such Subsidiary Borrower as being in full force and effect without modification or amendment;

(iv)      signature and incumbency certificates of the officers of such Subsidiary Borrower executing the Loan Documents to which it is a party on behalf of the Borrower;

(v)         a good standing certificate or certificate of existence, as applicable, from the Secretary of State (or similar official) from the jurisdiction of formation of such Subsidiary Borrower, certified as of the Effective Date (or a recent date prior to the Effective Date) (the matters referenced in subsections 11B(ii)-(v) to be addressed in a secretary’s certificate substantially in the form of Exhibit VIII);

(vi)           an officer’s certificate from an officer of such Subsidiary Borrower substantially in the form of Exhibit IX, in form and substance satisfactory to the Administrative Agent, to the effect that all representations and warranties contained in this Agreement and the other Loan Documents are true, correct and complete; that the Borrower and its Subsidiaries are not in violation of any of the covenants contained in this Agreement and the other Loan Documents; that no event shall have occurred and be continuing or would result from the consummation of the transactions contemplated by this Agreement, that would constitute an Event of Default or a Potential Event of Default; and that such Subsidiary Borrower has satisfied each of the conditions to effectiveness set forth in this Section 11; and

(vii)        such other documents as the Administrative Agent on behalf of the Lenders may reasonably request.

C.                                    Opinions of Counsel.  The Administrative Agent shall have received originally executed copies of one or more favorable written opinions of special New York and Canadian and/or Irish counsel, as applicable, for such Subsidiary Borrower and (ii) any additional legal opinions reasonably requested by the Administrative Agent, each in form and substance reasonably satisfactory to the Administrative Agent and its counsel, dated as of the Joinder Date.

D.                                    Payment of Amounts Due.  The Subsidiary Borrower requesting such Alternative Currency Loan shall have paid to the Administrative Agent, all reasonable out-of-pocket costs, fees, expenses (including reasonable legal fees and expenses of a single U.S. counsel and special Canadian and/or Irish counsel, as applicable) incurred by the Administrative Agent in connection with the negotiation, preparation and execution of a Joinder Agreement and the transactions contemplated by the joinder of such Subsidiary Borrower as a Credit Party hereunder.

E.                                      Authorizations and Consents.

(i)             The Subsidiary Borrower requesting such Alternative Currency Loan shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Loan Documents, and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.  All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose material adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(ii)          Each of the Lenders shall have received, at least two (2) Business Days in advance of the Effective Date, all documentation and other information required by Governmental Authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including as required by the Uniting and Strengthening America by

Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001.

F.                                      Solvency Assurances.  The Administrative Agent shall have received a Financial Condition Certificate from the chief financial officer of the Subsidiary Borrower requesting such Alternative Currency Loan, dated the Joinder Date, substantially in the form of Exhibit V annexed hereto and satisfactory to the Administrative Agent, and with appropriate attachments demonstrating that, before and after giving effect to the transactions contemplated by the Loan Documents, such Subsidiary Borrower and its Subsidiaries will be Solvent.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

HOSPIRA, INC.

By:
Name:
Title:

Notice Address:

275 N. Field Road
Lake Forest, Il 60064
Attention:
Tel: (847) -
Fax: (847) -
email:

CITICORP NORTH AMERICA, INC.,
as Lender and Administrative Agent

By:
Name:
Title:

Notice Address:

390 Greenwich Street
New York, NY 10013
Attention: William E. Clark
Tel: (212) 816-8183
Fax: (212) 816-8051
email: william.e.clark@citigroup.com

CITIGROUP GLOBAL MARKETS INC., as Joint Lead Bookrunner and Joint Lead Arranger

By:
Name:
Title:

Notice Address:

390 Greenwich Street
New York, NY 10013
Attention: William E. Clark
Tel: (212) 816-8183
Fax: (212) 816-8051
email: william.e.clark@citigroup.com

ABN AMRO INCORPORATED, as Joint Lead Bookrunner and Joint Lead Arranger

By:
Name:
Title:

Notice Address:

c/o ABN AMRO Bank N.V.
208 South LaSalle Street, Suite 1500
Chicago, IL 60604-1003
Attention: Loan Administration
Tel: (312) 992-5250
Fax: (312) 992-5155
email:

ABN AMRO BANK N.V., as Lender and Joint Syndication Agent

By:
Name:
Title:

Notice Address:

208 South LaSalle Street, Suite 1500
Chicago, IL 60604-1003
Attention: Loan Administration
Tel: (312) 992-5250
Fax: (312) 992-5155
email:

MORGAN STANLEY SENIOR FUNDING, INC., as Joint Lead Bookrunner, Joint Lead Arranger and Joint Syndication Agent

By:
Name:
Title:

Notice Address:

1633 Broadway, 25th Floor
New York, NY 10019
Attention: James Morgan/Larry Benison
Tel: (212) 537-1470 / (212) 537-1439
Fax: (212) 537-1867 / 1866
email:

MORGAN STANLEY BANK, as Lender

By:
Name:
Title:

Notice Address:

1633 Broadway, 25th Floor
New York, NY 10019
Attention: James Morgan/Larry Benison
Tel: (212) 537-1470 / (212) 537-1439
Fax: (212) 537-1867 / 1866
email:

BANK ONE, NA, as Lender and Co-Documentation Agent

By:
Name:	Diane Faunda
Title:	Director

Notice Address:

1 Bank One Plaza, Mail Code IL 1-0010
Chicago, IL 60670
Attention: William Laird
Tel: (312) 385-7045
Fax: (312) 385-7098
email: william_laird@bankone.com

BANK OF AMERICA, N.A., as Lender and Co- Documentation Agent

By:
Name:
Title:

Notice Address:

1850 Gateway Blvd.
Concord, CA 94520-3282
Attention: Pamela S. Greer-Tillman
Tel: (925) 675-8453
Fax: (888) 969-2786
email:

BANK OF MONTREAL, as Lender

By:
Name: Joseph W. Linder
Title: Vice President

Notice Address:

115 South LaSalle Street, 12 West
Chicago, IL 60603
Attention: Joseph W. Linder
Tel: (312) 750-3784
Fax: (312) 750-6057
email: joseph.linder@bmo.com

THE BANK OF TOKYO-MITSUBISHI, LTD., CHICAGO BRANCH, as Lender

By:
Name:
Title:

Notice Address:

The Bank of Tokyo-Mitsubishi, Ltd.
Chicago Branch
227 W. Monroe St., Suite 2300
Chicago, IL 60606
Attention: Corporate Banking—Ms. Diane Tkach
Tel: (312) 696-4663
Fax: (312) 696-4535
email: dtkach@btmna.com

BNP PARIBAS, as Lender

By:
Name:
Title:

Notice Address:

919 Third Avenue
3rd Floor
New York, NY 10022
Attention: Gabriel Candamo
Tel: (212) 471-6626
Fax: (212) 471-6695
email:

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES, as Lender

By:
Name:
Title:

By:
Name:
Title:

Notice Address:

20 South Clark Street
Suite 2700
Chicago, Il 60603
Attention: John Marlatt
Tel: (312) 795-1625
Fax: (312) 236-2827
email: jmarlatt@cbkna.com

SUNTRUST BANK, as Lender

By:
Name:
Title:

Notice Address:

200 South Orange Avenue, MC 1108
Orlando, FL 32801
Attention: Arnette Delaine
Tel: (407) 237-2436
Fax: (407) 237-5342
email:

WACHOVIA BANK, N.A., as Lender

By:
Name:
Title:

Notice Address:

201 South College Street CP9, NC 1183
Charlotte, NC 28288
Attention: Dianne Taylor
Tel: (704) 715-1876
Fax: (704) 715-0094
email:

THE NORTHERN TRUST COMPANY, as Lender

By:
Name:
Title:

Notice Address:

50 South LaSalle Street
Chicago, IL 60675
Attention: Linda Honda
Tel: (312) 444-3532
Fax: (312) 630-1566
email: